QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.13

EXECUTION COUNTERPART

CREDIT AGREEMENT

dated as of April 27, 2004

among

EDISON MISSION ENERGY

and

THE LENDERS REFERRED TO HEREIN

and

THE ISSUING LENDERS REFERRED TO HEREIN

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent for the Lenders

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE FIRST BOSTON,
as Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE FIRST BOSTON,
J.P. MORGAN SECURITIES INC. and
LEHMAN BROTHERS INC.,
as Joint Bookrunners

CREDIT SUISSE FIRST BOSTON,
J.P. MORGAN SECURITIES INC. and
LEHMAN BROTHERS INC.,
as Syndication Agents

i

SCHEDULES

1.1(a)	—	Commitments
1.1(b)	—	Addresses for Notices and Lending Offices
1.1(c)	—	Collins Leases
2.6.12	—	Agreed Alternate Currency Letters of Credit
7.2.1	—	Liens
EXHIBITS
A	—	Form of Borrowing Request
B	—	Form of Continuation/Conversion Notice
C	—	Form of Assignment Agreement
D	—	Form of Borrower Security Agreement
E	—	Form of Opinions of Counsel
F	—	Form of Communications Agreement

v

        CREDIT AGREEMENT dated as of April 27, 2004 among EDISON MISSION ENERGY, a corporation duly organized and validly existing under the laws of Delaware (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), the Issuing Lenders and CITICORP NORTH AMERICA, INC. ("CNAI"), as administrative agent for the Lenders and the Issuing Lenders party hereto.

RECITALS

        A.    The Borrower has requested that the Lenders establish a credit facility to make revolving loans and to issue letters of credit from time to time for general corporate purposes of the Borrower, as further described herein, and to pay certain fees and expenses associated with this Agreement and the Loans as further described herein; and

        B.    The Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "Administrative Agent" means CNAI in its capacity as administrative agent for the Lenders hereunder, and includes each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Welfare Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Affiliate Bankruptcy Event" means, with respect to Edison International or any of its Subsidiaries (other than the Borrower), such Person shall:

          (a)   apply for, consent to, or acquiesce in, or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or make a general assignment for the benefit of creditors; or

          (b)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person.

        "Agent-Related Persons" means CNAI and each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of CNAI, each such other Person and such Affiliates.

        "Agreed Alternate Currency" shall mean the currencies listed on Schedule 2.6.12, pursuant to the procedures specified in Section 2.6.12(b).

        "Agreed Alternate Percentage" shall mean the percentages listed opposite the Agreed Alternate Currencies on Schedule 2.6.12, pursuant to the procedures specified in Section 2.6.12(b).

        "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

        "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of:

          (a)   the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's "base rate"; and

          (b)   1/2 of 1% per annum above the Federal Funds Effective Rate.

Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.

        "Anticipated Repatriation Costs" means, on any date of determination for any period, an amount equal to the product of (a) 35% times (b) the excess (if any) of (i) the amount of any Distributions or Net Intercompany Loan Proceeds received and retained by the Permitted International Subsidiary during such period (the "retained portion") over (ii) the sum of (A) the outstanding principal amount of intercompany loans from the Borrower or a Permitted Domestic Affiliate to the Permitted International Subsidiary on such date of determination plus (B) payments of principal of and interest on Indebtedness of the Borrower to creditors of the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary made by the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary during such period plus (C) the Freely Distributable Amount on such date of determination.

        "Applicable Margin" means, for any day with respect to any LIBO Rate Loans, the LIBOR Applicable Margin and for any day with respect to Base Rate Loans, the Base Rate Applicable Margin.

        "Approved Funds" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Assignee" has the meaning set forth in Section 10.11.1.

        "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit C.

        "Assignor" has the meaning set forth in Section 10.11.1.

        "Authorized Representative" means, relative to any Person, those of its officers and employees whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.3.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

        "Base Rate Applicable Margin" is 2.50% per annum.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate of interest per annum determined by reference to the Alternate Base Rate plus the Base Rate Applicable Margin from time to time in effect.

        "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the general partners or the management committee of the partnership; or (c) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrower" has the meaning set forth in the preamble.

        "Borrower Security Agreement" means the Security Agreement dated as of April 27, 2004 between the Borrower and the Administrative Agent, substantially in the form of Exhibit D, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Borrowing" means Loans of the same type and, in the case of LIBO Rate Loans having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

        "Borrowing Request" means a loan request and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit A.

        "Business Day" means:

          (a)   any day which is neither a Saturday or Sunday nor a legal holiday on which the Lenders are authorized or required to be closed in New York, New York; and

          (b)   relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

        "BV Holdings" means Mission Energy Holdings International Inc., a Delaware corporation.

        "Capital Stock" means

          (a)   in the case of a corporation, corporate stock;

          (b)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (c)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (d)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capitalized Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of each Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent in accordance with Section 2.6.13, for the ratable benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders.

        "Cash Disbursements" means, in respect of any period, an amount equal to the aggregate amount of all Obligations due and payable with respect to Recourse Debt during such period.

        "Cash Equivalent Investment" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States government or an agency thereof; or

          (b)   other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of less than 180 days.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "Citibank" means Citibank, N.A., a national banking association.

        "CNAI" has the meaning set forth in the preamble.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" has the meaning set forth in the Borrower Security Agreement.

        "Collateral Account" has the meaning set forth in the Borrower Security Agreement.

        "Collateral Parties" means, collectively, Anacapa Energy Company, a California corporation, Silverado Energy Company, a California corporation, Viejo Energy Company, a California corporation, Del Mar Energy Company, a California corporation, Mission del Cielo, Inc., a Delaware corporation, Edison Mission Holdings Co., a California corporation, Midwest Generation EME, LLC, a Delaware limited liability company, Camino Energy Company, a California corporation, Southern Sierra Energy Company, a California corporation, San Joaquin Energy Company, a California corporation and Western Sierra Energy Company, a California corporation.

        "Collins Leases" means each of the Facility Leases identified on Schedule 1.1(c).

        "Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.2.5 or Section 3.1 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.11.1. The initial amount of each Lender's Commitment is set forth on Schedule 1.1(b) , or in the Assignment Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

        "Commitment Amount" means $98,000,000, as the same may be reduced in accordance with Section 2.2.5 or Section 3.1.

        "Communications Agreement" means the Communications Agreement dated as of April 27, 2004 between the Borrower and the Administrative Agent, substantially in the form of Exhibit F, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Computation Date" has the meaning specified in Section 2.6.12.

        "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date without giving effect to (a) any non-cash charges relating to the termination of the Collins Leases and impairment of related assets and (b) any accumulated other comprehensive gain or loss after December 31, 2003 plus, to the extent not otherwise included therein, (i) the liquidation preference at such date of non-redeemable preferred stock of the Borrower and (ii) to the extent not included therein, Equity Preferred Securities.

        "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if its consolidated financial statements were prepared as of such date.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Contractual Restrictions" mean Contractual Obligations of the Borrower or any of its Subsidiaries limiting or restricting any of the following activities of the Borrower or any of its Subsidiaries: (a) Restricted Payments, (b) the repayment or prepayment of intercompany notes or other intercompany obligations or reimbursements of management and other intercompany charges, expenses or accruals or other returns on investment, (c) disposition of assets, (d) incurrence of Indebtedness, (e) issuance of equity or (f) activities related to the foregoing.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Correlative Financing Provisions" means (a) with respect to each Financed Enterprise with respect to any provision in Section 7.2, the most restrictive correlative provision or provisions in the Effective Date Financing Documentation or in the documentation governing any Permitted Refinancing Indebtedness refinancing or replacing such Effective Date Financing Documentation and (b) with respect to each Financed Enterprise with respect to any other provision (other than any provision in Section 7.2) in this Agreement, the most restrictive correlative provision or provisions in the Effective Date Financing Documentation or in the documentation governing any Permitted Refinancing Indebtedness refinancing or replacing such Effective Date Financing Documentation, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and in effect on such date.

        "Credit Exposure" means, with respect to a Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and LC Exposure at such time.

        "Credit Extension" means and includes (a) any Borrowing and (b) any Issuance of, or participation in, any Letters of Credit.

        "CSFB" means Credit Suisse First Boston, acting through its Cayman Islands branch.

        "Current Disposition" shall have the meaning set forth in Section 3.1.2(a).

        "Debt Rating" means, with respect to any Person, a rating of such Person's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If Moody's or S&P shall have changed its system of classifications after the date hereof, a Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. For purposes of determining the Recourse Debt to Recourse Capital Ratio on any date, the Derivatives Obligations of the Borrower shall be determined on a "mark to market" basis on such date.

        "Disposition" means any sale, assignment, transfer or other disposition of all or any substantial part of its property (whether now owned or hereafter acquired) by the Borrower or any Collateral Party (or any Subsidiary of a Collateral Party) to any other Person. The verb "Dispose" shall have a correlative meaning. Notwithstanding the foregoing, the following items shall not be deemed to be Dispositions:

          (a)   any assignment of property for security purposes to the extent not prohibited by this Agreement;

          (b)   any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms;

          (c)   any single transaction or series of related transactions that involve assets having a fair market value of less than $15,000,000;

          (d)   the sale or other disposition of cash or Cash Equivalent Investments;

          (e)   the incurrence of Liens permitted pursuant to Section 7.2.2 and the disposition of assets related thereto by the secured party pursuant to a foreclosure;

          (f)    an Investment that is permitted pursuant to Section 7.2.3;

          (g)   any sale or lease of obsolete equipment or other assets that are no longer being used by the Borrower or any of its Subsidiaries; and

          (h)   a disposition resulting from the exercise by a governmental authority of its claimed or actual power of eminent domain, in each case without compensation.

        "Distributions" means, with respect to any period (computed without duplication) each of the following to the extent received or available to be received by the Borrower or the Permitted International Subsidiary: (a) any cash interest on intercompany loans to Subsidiaries, (b) cash principal payments on intercompany loans to Subsidiaries extended in prior periods, (c) distributions or dividends constituting a return on capital, (d) distributions, dividends or other payments constituting a return of capital to the extent the same relates to costs and expenses directly or indirectly incurred by the Borrower in the development or construction of electric generation facilities or oil and gas properties that are subsequently financed by Indebtedness secured by such facilities or properties and (e) management fees paid in cash.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in any Offshore Currency or Agreed Alternate Currency, the equivalent amount in Dollars as determined at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency or Agreed Alternate Currency on the most recent Computation Date.

        "Domestic Office" means, relative to any Lender, the office of such Lender designated on Schedule 1.1(b) or designated in the Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Base Rate Loans.

        "Edison International" means Edison International, a California corporation.

        "Edison Mission Group" means Edison Mission Group, a California corporation.

        "Effective Date" means the date this Agreement becomes effective pursuant to Section 5.1.

        "Effective Date Financing Documentation" means, with respect to each Financed Enterprise, documentation governing each Financing of such Financed Enterprise as in effect on the Effective Date.

        "Environmental Laws" means all applicable Federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended.

        "Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any Capital Stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by any of the Borrower's Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale described in clause (a) above by any Subsidiary of the Borrower to the Borrower or any direct or indirect Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any direct or indirect Subsidiary of the Borrower to any Subsidiary of the Borrower.

        "Equity Preferred Securities" means securities issued by the Borrower (a) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (b) that are perpetual or mature no less than 30 years from the date of issuance, (c) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (d) the terms of which permit the deferral of payment of interest or distributions thereon to the date occurring after the Maturity Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        "Event of Default" has the meaning set forth in Section 8.1.

        "Excluded Taxes" means, with respect to the Administrative Agent, the Issuing Lenders or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which it is located (other than a jurisdiction in which it is treated as being located solely by reason of its participation in transactions contemplated by the Loan

Documents), (c) in the case of a Non-U.S. Lender, any Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement, except to the extent that such Non-U.S. Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 4.7(a) and (d) in the case of a Non-U.S. Lender, any Tax that is attributable to such Non-U.S. Lender's failure or inability to comply with Section 4.7(e).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

        "Fee Letters" means (a) the Fee Letter dated as of April 2, 2004 between the Borrower, CNAI, CSFB, JPMS and Lehman, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time and (b) each Fee Letter between the Borrower and any Issuing Lender, as each such Issuing Lender Fee Letter may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Financed Enterprise" means, individually, each Financed Subsidiary and each Joint Enterprise.

        "Financed Subsidiary" means as of the Effective Date, each Collateral Party and each Subsidiary of a Collateral Party with a Financing.

        "Financing" means, with respect to any Person, either Indebtedness of such Person or Lease Obligations of such Person, or a combination of both.

        "Fiscal Quarter" means any quarter of a Fiscal Year.

        "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2003 Fiscal Year") refers to the Fiscal Year ending on December 31 occurring during such calendar year.

        "Freely Distributable Amount" means, on any date of determination for any period, an amount (computed on the basis of the amounts reported or reflected on the most recently filed consolidated U.S. Federal income tax return and all subsequent filings for the Borrower and its Subsidiaries) equal to the sum of (a) amounts which if distributed by the Permitted International Subsidiary during such period would be excluded from U.S. taxation, as previously taxed, under section 959 of the Code, or any successor provision plus (b) amounts which if distributed by the Permitted International Subsidiary during such period would constitute a nontaxable return of capital under section 301(c)(2) of the Code, or any successor provision plus (c) amounts accrued and payable representing any arms length royalty payment, administrative service fee, technical services fee, contractual payment obligation or any arms length contractual fee owed by the Permitted International Subsidiary to a Permitted Domestic Affiliate.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "Funds Flow from Operations" means, for any period, the sum of the following (computed without duplication) (a) Distributions received or available to be received by the Borrower and the Permitted International Subsidiary during such period plus (b) positive Net Intercompany Loan Proceeds for such period (or less negative Net Intercompany Loan Proceeds for such period) less (c) Anticipated Repatriation Costs plus (d) Distributions made by the Permitted International Subsidiary plus (e) cash received (if any) by the Borrower during such period pursuant to Tax Sharing Agreements less (f) cash paid (if any) by the Borrower during such period pursuant to Tax Sharing Agreements plus (g) cash received (if any) as tax refunds on foreign, federal or state income taxes less (h) cash paid (if any) on foreign, federal or state income tax obligations plus (i) interest income received or available to be received by the Borrower and Permitted International Subsidiary during such period less (j) Operating Expenses and Permitted International Subsidiary Expenses during such period.

        "GAAP" has the meaning set forth in Section 1.4.

        "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

        "Governmental Authority" means any nation or governmental, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Granting Lender" has the meaning set forth in Section 10.11.1(e).

        "Hazardous Material" means:

          (a)   any "hazardous substance", as defined by any Environmental Law;

          (b)   any "hazardous waste", as defined by any Environmental Law;

          (c)   any petroleum product (including crude oil or any fraction thereof); or

          (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or radioactivity) that is regulated pursuant to or could give rise to liability under any Environmental Law.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

        "including" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties thereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means, without duplication:

          (a)   all indebtedness for borrowed money;

          (b)   all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

          (c)   all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

          (d)   all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (e)   all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person

  (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (f)    all Capitalized Lease Liabilities;

          (g)   all net obligations with respect to interest cap arrangements, interest rate swaps agreements, sales of foreign exchange options and other hedging agreements or arrangements;

          (h)   all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

          (i)    all Contingent Liabilities.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

        "Indemnified Liabilities" has the meaning set forth in Section 10.4(a).

        "Indemnified Parties" has the meaning set forth in Section 10.4(a).

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Issuing Lenders" means CNAI in its capacity as an issuer of Letters of Credit.

        "Interest Coverage Ratio" means, for any period, the ratio of (a) Funds Flow from Operations during such period to (b) Interest Expense for such period, provided that, upon the occurrence and continuation of a Significant Collateral Party Event subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made, then the Consolidated Interest Coverage Ratio will be calculated giving Pro Forma effect to the assumption that no Distributions were made or available to be made to the Borrower by each Collateral Party or any Subsidiary of a Collateral Party that gives rise to a Significant Collateral Party Event, as if the same had occurred at the beginning of the such period.

        "Interest Expense" means the accrued interest expense of all the Borrower's senior recourse indebtedness, but shall exclude any intercompany obligation on which interest or the equivalent is received by the Borrower.

        "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day) and (b) no Interest Period may end later than the "Maturity Date".

        "Investment" means, relative to any Person:

          (a)   any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

          (b)   any Contingent Liability of such Person; and

          (c)   any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "ISP" means the International Standby Practices as set forth in the International Chamber of Commerce Publication No. 590, or such later revision thereof in effect at the time of an Issuance of a Letter of Credit.

        "Issuance Date" means the date on which a Letter of Credit is Issued pursuant to Section 2.6.

        "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, to amend or to renew or to increase the amount of, such Letter of Credit; and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings.

        "Issuing Lenders" means the Initial Issuing Lender and each other Person as may have subsequently been appointed as a successor or an additional Issuing Lender pursuant to Section 2.6.11.

        "Joint Enterprise" means a general partnership, limited partnership, joint venture or similar entity in which a Collateral Party or a Subsidiary of a Collateral Party is a partner, joint venturer or equity participant. The term "Joint Enterprise" shall exclude, to the extent included, partnerships or other business entities included in the definition of "Subsidiary".

        "JPMS" means J.P. Morgan Securities Inc.

        "LC Collateral Account" means an account established in the name of the Borrower but under the exclusive dominion and control of the Administrative Agent, which shall be a "securities account" (as defined in Section 8-501(a) of the UCC) and, to the extent that credit balances not constituting "financial assets" (as defined in Section 8-102(a)(9) of the UCC) are credited thereto, a "deposit account" (as defined in Section 102(a)(29) of the UCC).

        "LC Disbursement" means a payment made by any Issuing Lender pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the Required Commitment Amount at such time minus any Cash Collateralized amounts. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

        "Lease Obligations" means rent, supplemental rent, termination value, or a similar monetary obligation under, or pursuant to, a lease or related documents in connection with a leveraged lease transaction (including Contingent Liabilities related thereto).

        "Lehman" means Lehman Brothers Inc.

        "Lenders" has the meaning set forth in the preamble.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "Letter of Credit Application" has the meaning set forth in Section 2.6.2.

        "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Leveraged Lease Basic Documents" means the Basic Documents as defined in the Leveraged Lease Participation Agreement.

        "Leveraged Lease Participation Agreement" means, collectively (a) the Participation Agreement dated as of August 17, 2000 by and among Midwest, the Borrower, Powerton Trust I, Powerton Generation I, LLC, Wilmington Trust Company, United States Trust Company of New York, as Lease Indenture Trustee and United States Trust Company of New York, as Pass Through Trustee; (b) the Participation Agreement dated as of August 17, 2000 by and among Midwest, the Borrower, Powerton Trust II, Powerton Generation II, LLC, Wilmington Trust Company, United States Trust Company of New York, as Lease Indenture Trustee and United States Trust Company of New York, as Pass Through Trustee; (c) the Participation Agreement dated as of August 17, 2000 by and among Midwest, the Borrower, Joliet Trust I, Joliet Generation I, LLC, Wilmington Trust Company, United States Trust Company of New York, as Lease Indenture Trustee and United States Trust Company of New York, as Pass Through Trustee; and (d) the Participation Agreement dated as of August 17, 2000 by and among Midwest, the Borrower, Joliet Trust II, Joliet Generation II, LLC, Wilmington Trust Company, United States Trust Company of New York, as Lease Indenture Trustee and United States Trust Company of New York, as Pass Through Trustee, in each case, as amended, supplemented, amended and restated or otherwise in effect from time to time.

        "Leveraged Lease Transaction" means the transaction consummated pursuant to the Leveraged Lease Participation Agreement and the Leveraged Lease Basic Documents."

        "LIBO Rate" means, for each day during each Interest Period for each LIBO Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Telerate Service Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Telerate Service Page 3750, the "LIBO Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding any other provision hereof, at such time as there shall exist for any Lender a LIBOR Reserve Percentage which is greater than zero, the LIBO Rate used in the determination of LIBO Rate Loans made by such Lender shall be the LIBO Rate (Reserve Adjusted).

        "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan at a fixed rate of interest per annum determined by reference to the LIBO Rate plus the LIBOR Applicable Margin from time to time in effect.

        "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of l/100 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate
1.00—LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent, two (2) Business Days before the first day of such Interest Period.

        "LIBOR Applicable Margin" is 3.50% per annum.

        "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule 1.1(b) or designated in the Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.4, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

        "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Loan" has the meaning set forth in Section 2.1.

        "Loan Documents" means (a) this Agreement, (b) the Borrower Security Agreement, (c) the Communications Agreement, (d) the Fee Letters, (e) the Letter of Credit Documents and (f) the other agreements, documents and instruments delivered in connection with this Agreement, including each Borrowing Request and each Continuation/Conversion Notice.

        "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole since the Effective Date, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents or (c) the aggregate value of the Collateral or the validity, enforceability or priority of the security interests granted in favor of the Lenders pursuant to the Borrower Security Agreement granting a security interest in the Collateral.

        "Maturity Date" means April 27, 2007.

        "MEHC" means Mission Energy Holding Company, a Delaware corporation.

        "Midwest" means Midwest Generation, LLC, a Delaware limited liability company.

        "Midwest Credit Agreement" means the Credit Agreement dated as of April 27, 2004 between Midwest, the Administrative Agent, the Lenders party thereto and the Issuing Lenders party thereto, as it may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Midwest Notes" mean the 8.75% Second Priority Senior Secured Notes in an aggregate principal amount of $1,000,000,000 issued on the date of and pursuant to an indenture dated as of the date hereof among Midwest and The Bank of New York, as trustee.

        "Moody's" means Moody's Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

        "Net Cash Proceeds" means, in connection with any Disposition of a Collateral Party or of the assets or property of a Collateral Party (or a Subsidiary of a Collateral Party), the cash proceeds (or proceeds consisting of Cash Equivalent Investments) received by such Person from such Disposition, reduced by (a) the amount of any legal, title, and recording tax expenses, commissions and other fees, costs and expenses directly or indirectly incurred by such Person as a result of such Disposition, (b) the amount of any Taxes, incurred by such Person by reason of such Disposition and, in the case of any Subsidiary of the Borrower, after reduction by the amount of any Taxes incurred by such Subsidiary by reason of the transfer of such proceeds directly or indirectly to the Borrower or the receipt of such proceeds, and (c) repayments of Indebtedness to the extent that the transferee of (or holder of a Lien on) the property subject to such Disposition requires that such Indebtedness be repaid as a condition to the Disposition of such property.

        "Net Intercompany Loan Proceeds" means, for any period, (a) cash proceeds of intercompany loans received by the Permitted International Subsidiary during such period minus (b) the amount of principal payments on intercompany loans paid or due and payable by the Permitted International Subsidiary during such period as a result of demand for payment by the payee or the maturity of intercompany loan (upon the occurrence of the stated maturity, acceleration of the maturity or otherwise).

        "Net Tangible Assets" means, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), less the sum of (a) the consolidated current liabilities of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) and (b) assets properly classified as "intangible assets" in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness which the Borrower is not directly or indirectly obligated to repay.

        "Non-Recourse Persons" means the Affiliates of the Borrower, including Edison Mission Group, Edison International, MEHC and Southern California Edison Company, and the officers, directors, employees, shareholders, agents, Authorized Representatives and other controlling persons of the Borrower or any of its Affiliates, provided that in no event shall the Borrower be deemed to be a Non-Recourse Person.

        "Non-U.S. Lender" has the meaning set forth in Section 4.7(e).

        "Obligations" means with respect to any Indebtedness of any Person (collectively, without duplication): (i) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including, but not limited to, principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including, without limitation, Loan Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument; (ii) any and all sums advanced by the Administrative Agent or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and (iii) the costs and expenses of collection and enforcement of the obligations referred to in clauses (i) and (ii) (including, without limitation, (A) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral, (B) the costs and expenses of any exercise by the Administrative Agent or any other Person of its rights under the Borrower Security Agreement or any other security documents and (C) reasonable attorneys' fees and court costs).

        "Offshore Currency" means at any time Australian dollars, English pounds sterling, Euros and New Zealand dollars.

        "Operating Expenses" means, for any period, all amounts accrued or available to be accrued by the Borrower in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state Taxes, depreciation or amortization, and other non-cash charges.

        "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, and, with respect to a private limited liability company, its deed of incorporation, its articles of association, all shareholders agreements, if any, and the shareholders register in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

        "Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Participant" has the meaning set forth in Section 10.11.2.

        "Partnership" means a general partnership, limited partnership, joint venture or similar entity in which the Borrower or a Subsidiary is a partner, joint venturer or equity participant. The term "Partnership" shall exclude, to the extent included, partnerships or other business entities included in the definition of "Subsidiary".

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Percentage" means, at the time of determination, the sum of the amount of such Lender's Loans, LC Exposure and unused Commitments divided by the sum of the total amount of Loans, LC Exposure and unused Commitments.

        "Permitted Domestic Affiliate" means (a) Edison Mission Project Co. ("EMP"), (b) BV Holdings, (c) EME UK International LLC ("EME UK"), (d) EME Southwest Power Corporation ("EME Southwest") and (e) any other Person that becomes a direct wholly-owned Subsidiary of EMP, BV Holdings, EME UK or EME Southwest (each a "Subject Subsidiary" and, together with EMP, BV Holdings, EME UK and EME Southwest, the "Domestic Affiliates") so long as on any date of determination: (a) (i) in the case of EMP and BV Holdings, such Person is a direct wholly-owned Subsidiary of the Borrower; (ii) in the case of EME UK and EME Southwest, such Person is either (A) a direct wholly-owned Subsidiary of BV Holdings or (B) a direct wholly-owned Subsidiary of a Subject Subsidiary of BV Holdings; and (iii) in the case of each Subject Subsidiary, such Subject Subsidiary is a direct wholly-owned Subsidiary of EMP, BV Holdings, EME UK or EME Southwest; (b) such Domestic Affiliate owns directly or through another Domestic Affiliate an equity interest in the Permitted International Subsidiary; (c) such Domestic Affiliate does not have any outstanding Indebtedness (other than (i) Indebtedness incurred in the ordinary course of business of the nature described in clauses (b), (e) and (f) of the definition of "Indebtedness" or (ii) intercompany loans payable to another Domestic Affiliate or the Borrower); (d) such Domestic Affiliate does not have any Liens against its property or assets (other than Liens of the nature described in clauses (b), (c) and (d) of Section 7.2.2); (e) such Domestic Affiliate is not and cannot be restricted directly or indirectly from making payments or distributions to the Borrower (or to the Domestic Affiliate that is the parent of such Domestic Affiliate) pursuant to restrictive agreements or arrangements; and (f) such Domestic Affiliate is not restricted directly or indirectly from making payments or distributions to the Borrower (or to the Domestic Affiliate that is the parent of such Domestic Affiliate) as a matter of law (whether by virtue of the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, any dissolution, winding up or liquidation proceeding, any appointment of a trustee, receiver, sequestrator or other custodian or otherwise).

        "Permitted International Subsidiary" means MEC International B.V. ("MECI") so long as on any date of determination: (a) MECI is an indirect wholly-owned Subsidiary of the Borrower owned by the Borrower through the Permitted Domestic Affiliates; (b) MECI does not have any outstanding Indebtedness (other than (i) Indebtedness incurred in the ordinary course of business of the nature described in clauses (b), (e) and (f) of the definition of "Indebtedness", (ii) intercompany loans payable to its Subsidiaries or the Borrower or (iii) Indebtedness described in clause (c)(ii) below); (c) MECI does not have any Liens against its property or assets (other than (i) Liens of the nature described in clauses (b), (c) and (d) of Section 7.2.2 or (ii) Liens on equity interests in its Subsidiaries for the benefit of financial institutions or noteholders (or an agent or trustee on their behalf) providing financing directly or indirectly to such Subsidiaries) and such financial institutions or noteholders (or such agent or trustee) have not commenced remedial action with respect to such Lien); (d) MECI is not and cannot be restricted directly or indirectly from making payments or distributions to the Borrower pursuant to restrictive agreements or arrangements; and (e) MECI is not restricted directly or indirectly from making payments or distributions to the Borrower as a matter of law (whether by virtue of the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, any dissolution, winding up or liquidation proceeding, any appointment of a trustee, receiver, sequestrator or other custodian or otherwise).

        "Permitted International Subsidiary Expenses" means, for any period, all amounts accrued by the Permitted International Subsidiary in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds.

        "Permitted Refinancing Indebtedness" means, with respect to any Person, any refinancing of a Financing of such Person issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, "refinance") other Financings of such Person; provided, that (a) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Financing being refinanced (plus all accrued interest thereon and the amount of all expenses and premiums in connection therewith), (b) the maturity date of the Permitted Refinancing Indebtedness is no earlier than the maturity date of the Financing being refinanced and such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Financing being refinanced, (c) subject to clause (d) below, any Contractual Restrictions incurred in connection with such Permitted Refinancing Indebtedness are (as determined in good faith by the Borrower's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors) no more restrictive on such Person or its Subsidiaries or Affiliates than the Financing being refinanced taken as a whole and (d) with respect to any refinancings within 12 months of the maturity date of such Financing, such Permitted Refinancing Indebtedness may contain Contractual Restrictions that are in the written opinion of the Borrower's chief executive officer or chief financial officer required by the lenders in order to obtain such refinancings, are customary for such refinancings and apply only to the assets of or revenues of the Person which is the subject of the refinancing.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Powerton/Joliet Guarantees" means, collectively, (a) the Guaranty Agreement dated as of August 17, 2000 made by the Borrower in favor of Powerton Trust I that, among other things, guarantees the payment by Midwest of certain liabilities payable to Powerton Trust I, (b) the Guaranty Agreement dated as of August 17, 2000 made by the Borrower in favor of Powerton Trust II that, among other things, guarantees the payment by Midwest of certain liabilities payable to Powerton Trust II, (c) the Guaranty Agreement dated as of August 17, 2000 made by the Borrower in favor of Joliet Trust I that, among other things, guarantees the payment by Midwest of certain liabilities payable to Joliet Trust I and (d) the Guaranty Agreement dated as of August 17, 2000 made by the Borrower in favor of Joliet Trust II that, among other things, guarantees the payment by Midwest of certain liabilities payable to Joliet Trust II.

        "Powerton/Joliet Intercompany Notes" means the promissory notes of the Borrower dated as of August 24, 2000 having a stated aggregate principal amount equal to $1,367,000,000, as such amount may be reduced from time to time pursuant to the terms thereof, evidencing in each case a loan from Midwest to the Borrower.

        "Pro Forma" means, with respect to a calculation, that such calculation is made in accordance with Regulation S-X under the Securities Act and gives effect to all relevant modifications to contractual arrangements that have been made prior to, or are being made on, the calculation date; provided, that in the case of a calculation for any period occurring prior to the Effective Date, all contractual arrangements in effect on the Effective Date shall be deemed to have been in effect for the entirety of such period.

        "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

        "Recourse Debt" means, on any date, the sum (without duplication) of the following indebtedness of the Borrower: (a) all indebtedness for borrowed money other than Subordinated Debt; (b) all guarantees for (i) indebtedness of the Subsidiaries and (ii) rental expenses of the Subsidiaries; (c) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; and (e) Derivative Obligations. For purposes of the foregoing, (i) indebtedness of the Borrower shall exclude, to the extent included, (A) indebtedness of the Borrower evidenced by the Powerton/Joliet Intercompany Notes for so long as amounts payable thereunder are subject to setoff against amounts paid under the Powerton/Joliet Guarantees in accordance with the terms of the Powerton/Joliet Intercompany Notes; and (B) indebtedness of the Borrower under guarantees of rental expenses to the extent attributable to lease indebtedness provided by Subsidiaries under leasing transactions; and (ii) the amount of indebtedness of the Borrower under guarantees of rental expenses of the Subsidiaries on any date of determination shall be the termination value under the related lease on such date of determination (adjusted so as to give effect to adjustments contemplated by clause (i)(B) above, if applicable) plus reasonably anticipated indemnity or other similar payments as of such date of determination; provided that the amount of indebtedness of the Borrower under each Powerton/Joliet Guarantee on any date of determination shall be the Termination Value (or, if applicable, Special Termination Value) as defined in such Powerton/Joliet Guarantee on such date of determination plus reasonably anticipated indemnity or other similar payments as of such date of determination.

        "Recourse Debt to Recourse Capital Ratio" means, on any date, the ratio of: (a) Recourse Debt on such date to (b) the sum on such date of (i) Consolidated Net Worth on such date plus (ii) Recourse Debt.

        "Register" has the meaning set forth in Section 10.11.1(b).

        "Required Commitment Amount" means, at any time, (a) 100% of the aggregate undrawn amount of all outstanding Dollar denominated Letters of Credit, (b) 110% of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Offshore Currency denominated Letters of Credit, (c) the sum of the Dollar Equivalent of the undrawn amount of each Agreed Alternate Currency denominated Letters of Credit each multiplied by its respective Agreed Alternate Percentage, (d) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (e) all other amounts payable to an Issuing Lender under the Letter of Credit Documents.

        "Required Lenders" means, at any time, Lenders having Credit Exposures and unused Commitments representing at least 50.01% of the sum of the total Credit Exposures and unused Commitments at such time.

        "Requirement of Law" means, as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other authority, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject.

        "Restricted Payment" means any dividend (other than a dividend of the Borrower payable solely in common stock of the Borrower) on, or any payment on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of or other ownership interest or any warrants or options to purchase any such stock or ownership interest, whether now or hereafter outstanding, or making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Person making such dividend or payment.

        "Restrictive Financing Documents" has the meaning set forth in Section 7.2.8.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Significant Collateral Party Event" means the occurrence of a default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of a Collateral Party or a Subsidiary of a Collateral Party or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity, in either case, such Indebtedness having a principal amount, individually or in the aggregate, in excess of $20,000,000; provided that a cure by such Financed Enterprise or a waiver of such default (which such waiver shall not impose more restrictive conditions than the Correlative Financing Provisions (on such Financed Enterprise) by the holders of such Indebtedness shall constitute a waiver or a cure of such default for the purposes of this Agreement.

        "Solvent" means, with respect to any Person, on any date of determination: (a) the fair market value of its assets is in excess of the total amount of its liabilities (including net contingent liabilities); (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of the foregoing the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

        "Southern California Edison Company" means Southern California Edison Company, a California corporation.

        "SPC" has the meaning set forth in Section 10.11.1(e).

        "Spot Rate" for a currency means (a) for determining the Dollar Equivalent pursuant to Section 2.6.10, the rate quoted by an Issuing Lender as the spot rate for the purchase by such Issuing Lender of such currency with another currency through its foreign exchange trading desk at approximately 11:00 a.m., New York City time, on the date as of which the foreign exchange computation is made and (b) for all other calculations, the rate quoted by Citibank as the spot rate for the purchase by Citibank of such currency with another currency through its FX Dealing Desk at approximately 11:00 a.m., New York City time, on the date as of which the foreign exchange computation is made.

        "Subordinated Debt" means all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms (including the terms applicable to the payment, prepayment, redemption, purchase or defeasance thereof) satisfactory to the Required Lenders, in right of payment to the payment in full in cash of all Obligations.

        "Subsidiary" means, with respect to any Person: (a) any corporation, association or other business entity of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Payments" has the meaning set forth in Section 7.2.8.

        "Tax" or "Taxes" means, with respect to any Person, any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

        "UCP" means the Uniform Customs and Practice for Documentary Credits, 1993 Revision, as set forth in the International Chamber of Commerce Publication No. 500, or such later revision thereof in effect at the time of an Issuance of a Letter of Credit.

        "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

        "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

        "United States Person" has the meaning given to such term in Section 7701(a)(30) of the Code.

        "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        "Westside Entities" means Anacapa Energy Company, Silverado Energy Company, Viejo Energy Company, Del Mar Energy Company and each Subsidiary of the foregoing.

        SECTION 1.2    Use of Defined Terms.    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with any Loan Document.

        SECTION 1.3    Cross-References.    Unless otherwise specified, references in this Agreement to any Article, Section, Annex, Exhibit or Schedule are references to such Article, Section, Annex, Exhibit or Schedule of or to this Agreement, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4    Accounting and Financial Determinations.    Unless otherwise specified, all accounting terms used in any Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles in effect from time to time in the United States ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5, except that quarterly financial statements are not required to contain footnotes.

ARTICLE II

COMMITMENTS AND BORROWING PROCEDURES

        SECTION 2.1    Commitments.    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make revolving loans (each, a "Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount at any one time outstanding not to exceed at any one time the amount of such Lender's Commitment; provided that in no event shall any Loan be made by any Lender if, after giving effect thereto, such Lender's Credit Exposure would exceed the amount of its Commitment or the total Credit Exposures would exceed the total Commitments. Loans may from time to time be LIBO Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.4. The Borrower may from time to time borrow, repay, in whole or in part, and reborrow Loans. Commitments shall terminate automatically on the Maturity Date.

        SECTION 2.2    Loans.

          SECTION 2.2.1    Obligations of Lenders.    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          SECTION 2.2.2    Type of Loans.    Subject to Section 4.2, each Loan shall be constituted entirely of Base Rate Loans or of LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          SECTION 2.2.3    Minimum Amounts; Limitation on Number of Loans.    Each Loan shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000; provided that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or, in the case of a Loan that is required to finance, in an amount not less than $5,000,000, the amount of the reimbursement of an LC Disbursement as contemplated by Section 2.6.6. Loans of more than one type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBO Rate Loans outstanding.

          SECTION 2.2.4    Limitations on Interest Periods.    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a LIBO Rate Loan) any Loan if the Interest Period requested therefor would end after the Maturity Date.

          SECTION 2.2.5    Reduction of Total Commitment Amount.    The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the Commitment Amount without premium or penalty (subject, however, to Section 4.5); provided, however, that all such reductions shall require at least three (3) Business Days' prior notice to the Administrative Agent and shall be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 in excess thereof; and, provided, further, that the Commitment Amount may not be reduced to an amount less than the total Credit Exposures of all Lenders.

        SECTION 2.3    Borrowing Procedure.

          (a)   Each Borrowing of Loans shall be made on notice, given not later than (i) 12:00 Noon, New York City time, on the third Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing of Loans to consist of LIBO Rate Loans) and (ii) 12:00 Noon, New York

  City time, on the Business Day of the proposed Borrowing (in the case of a Borrowing of Loans to consist of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by facsimile transmission. Each such notice of a Borrowing of Loans shall be made in writing, in substantially the form of a Borrowing Request, specifying therein (i) the requested date of such Borrowing (which shall be a Business Day), (ii) whether such Borrowing is to be a LIBO Rate Loan or a Base Rate Loan, (iii) the requested aggregate amount of such Borrowing, (iv) in the case of a LIBO Rate Loan, the initial Interest Period therefor and (v) the location and number of the Borrower's account to which funds are to be disbursed.

          (b)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.6.6 shall be remitted by the Administrative Agent to the Issuing Lender specified in Section 2.6.6.

          (c)   If no election as to the type of a Loan is specified, then the requested Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested LIBO Rate Loan, then the requested Loan shall be made instead as a Base Rate Loan.

        SECTION 2.4    Continuation and Conversion Elections.    By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably elect that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof, of any Loans be (a) on not less than three (3) Business Days' notice, converted into, or continued as, LIBO Rate Loans, or (b) on the same Business Day, be converted into, Base Rate Loans. In the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan, such LIBO Rate Loan shall automatically be continued as a LIBO Rate Loan with an Interest Period of the same duration as the then expiring Interest Period; provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, (ii) a LIBO Rate Loan may not be converted at any time other than the last day of the Interest Period applicable thereto and (iii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or Event of Default has occurred and is continuing. Each delivery of a Continuation/Conversion Notice shall constitute a certification and warranty by the Borrower that on the date of delivery of such notice no Default has occurred and is continuing. If prior to the time of such continuation or conversion any matter certified to by the Borrower by reason of the immediately preceding sentence will not be true and correct at such time if then made, the Borrower will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of such continuation or conversion the Administrative Agent shall have received written notice to the contrary from the Borrower, such certification and warranty shall be deemed to be made at the date of such continuation or conversion as if then made. Upon the occurrence and during the continuance of any Event of Default under Section 8.1.1, each LIBO Rate Loan shall convert automatically to a Base Rate Loan at the end of the Interest Period then in effect for such LIBO Rate Loan.

        SECTION 2.5    Funding.    Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3, 4.4, or 4.5, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office's interbank eurodollar markets. Notwithstanding the foregoing, such foreign branch or Affiliate shall satisfy the requirements of Section 4.7(e).

        SECTION 2.6    Letters of Credit.

          SECTION 2.6.1    General.    Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Borrower may request an Issuing Lender to Issue, at any time and from time to time, on any Business Day during the Availability Period until the date which is ten Business Days prior to the Maturity Date, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit Issued hereunder shall constitute utilization of the Commitments; provided that the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, within the Availability Period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn and subsequently reimbursed. The Borrower agrees that an Issuing Lender shall Issue all Letters of Credit subject to either the UCP or the ISP. The UCP or the ISP, as applicable, shall serve as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that, for matters not addressed by the UCP or the ISP, each Letter of Credit shall be subject to and governed by the laws of the state of New York and applicable U.S. Federal laws or, if, at the Borrower's request and with an Issuing Lender's consent, a Letter of Credit expressly chooses a state or country law other than New York, or applicable U.S. Federal laws, such other law; provided further that such Issuing Lender shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Lender if such action or inaction is justified under UCP, ISP, New York law or the law governing the Letter of Credit and the Borrower shall promptly reimburse such Issuing Lender for any such payment, cost, expense or loss in accordance with Section 10.4(a).

          SECTION 2.6.2    Notice of Issuance, Amendment, Renewal or Extension.    To request the Issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Lender) to an Issuing Lender and the Administrative Agent at least three (3) Business Days (or such shorter time as such Issuing Lender may agree in a particular instance in its sole discretion) prior to the requested Issuance Date a notice (a "Letter of Credit Application") requesting the Issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Issuing Lender for such Letter of Credit, the Issuance Date (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.6.4), the amount of such Letter of Credit, the denomination of a Letter of Credit in Dollars, Offshore Currency or Agreed Alternate Currency, the name and address of the beneficiary thereof, all other terms and conditions regarding such Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Lender, the Borrower also shall submit a Letter of Credit Application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          SECTION 2.6.3    Limitations on Amounts.    A Letter of Credit shall be Issued, amended, renewed or extended only if (and upon Issuance of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such Issuance the total Credit Exposure shall not exceed the Commitment Amount.

          SECTION 2.6.4    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date set forth in the Letter of Credit Application and (b) the date that is five (5) Business Days prior to the Maturity Date.

          SECTION 2.6.5    Participations.    By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender's Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments.

          In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of an Issuing Lender, such Lender's Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.3(b) with respect to Loans made by such Lender (and Section 2.3(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.6.6, the Administrative Agent shall distribute such payment to the relevant Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          SECTION 2.6.6    Reimbursement.    If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to the Dollar Equivalent (determined in accordance with Section 2.6.10) of such LC Disbursement and any interest accrued pursuant to Section 2.6.9 not later than 2:00 p.m., New York City time, four Business Days after the Business Day on which the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is less than the minimum borrowing specified in Section 2.2.3, the Borrower may, subject to the conditions to borrowing set forth herein, request, subject to Section 2.2.3, in accordance with Section 2.3 that such LC Disbursement be financed with a portion of a Borrowing of Loans and, to the extent so financed, the Borrower's obligation to reimburse such LC Disbursement shall be discharged and replaced by the resulting Loan.

          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Percentage thereof.

          SECTION 2.6.7    Obligations Absolute.

            (a)   The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.6.6 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

            (b)   Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their respective directors, officers, employees, agents or advisors, shall have any liability or responsibility by reason of or in connection with the Issuance or transfer of any Letter of Credit by an Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

              (i)    each Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

              (ii)   each Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

              (iii)  this sentence shall establish the standard of care to be exercised by each Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

            (c)   Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by each Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the Letter of Credit Documents mutatis mutandis as if set forth in full therein as if the term "Administrative Agent", as used in Article IX, included each Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to each Issuing Lender.

          SECTION 2.6.8    Disbursement Procedures.    Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

          SECTION 2.6.9    Interim Interest.    If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the Dollar Equivalent (determined in accordance with Section 2.6.10) of the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement pursuant to Section 2.6.6, at a rate equal to the Alternate Base Rate, in effect from time to time, plus the Base Rate Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.6.6, then the Dollar Equivalent of such overdue amount shall bear additional interest (after as well as before judgment) at a rate equal to 2% per annum. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.6.6 to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

          SECTION 2.6.10    LC Disbursement Denomination.    The obligations of the Borrower to reimburse LC Disbursements shall be in Dollars and, to the extent an LC Disbursement is made in an Offshore Currency or Agreed Alternate Currency, the Issuing Lender making such LC disbursement shall determine the Dollar Equivalent of such LC Disbursement on the date such Issuing Lender makes such LC Disbursement.

          SECTION 2.6.11    Addition and Replacement of Issuing Lenders.    Any Lender may become an Issuing Lender at any time by written agreement between the Borrower, the Administrative Agent, and such Lender. Any Issuing Lender may be replaced by a Lender at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and such Lender. The Administrative Agent shall notify the Lenders of any such change of an Issuing Lender. At the time any such change shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 3.3.2. From and after the effective date of any such change, (a) the Lender becoming an Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be Issued thereafter and (b) references herein to the term "Issuing Lender" shall be deemed to refer to such new or to any previous Issuing Lender, or to such new and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit Issued by it prior to such replacement, but shall not be required to Issue additional Letters of Credit.

          SECTION 2.6.12    Offshore Currencies and Agreed Alternate Currencies.

            (a)   Each Issuing Lender shall be under no obligation to Issue any Letter of Credit denominated in an Offshore Currency if such Issuing Lender cannot Issue in such requested Offshore Currency, in which event such Issuing Lender will give prompt notice to the Borrower no later than two (2) Business Days after the submission of a Letter of Credit Application that the Issuance of a Letter of Credit in the requested Offshore Currency is not then available. If such Issuing Lender shall have so notified the Borrower, such Letter of Credit Application shall be deemed withdrawn.

            (b)   The Borrower shall be entitled to request that Letters of Credit hereunder also be permitted to be Issued in any other lawful foreign currency, that, in the opinion of all Lenders and an Issuing Lender, is at such time, freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternate Currency"). The Borrower shall deliver to the Administrative Agent any request for the Issuance of a Letter of Credit in an Agreed Alternate Currency by not later than 11:00 a.m., New York City time, at least seven Business Days in advance of the date of any Letter of Credit proposed to be Issued in such Agreed Alternate Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Lenders and such Issuing Lender thereof, and each Lender and such Issuing Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Lender and such Issuing Lender may reject or accept such request in its sole discretion and, if any Lender or Issuing Lender shall reject such request, the request shall be deemed rejected by all Lenders and Issuing Lenders. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection of any such request, and the Lender's determination of the percentage of the Dollar Equivalent face amount of such Agreed Alternate Currency denominated Letter of Credit (the "Agreed Alternate Percentage") of available Commitments required to cover such Alternate Currency denominated Letter of Credit. If the Borrower agrees with the Agreed Alternate Percentage, the Administrative Agent will circulate to each party to this Agreement a revised Schedule 2.6.12, setting forth the Agreed Alternate Currency denominated Letter of Credit to be Issued and the Agreed Alternate Percentage applicable to such Letter of Credit.

            (c)   The Administrative Agent will determine the Dollar Equivalent amount and the Required Commitment Amount on (i) the Issuance Date with respect to any Issuances of Letters of Credit, (ii) any date an LC Disbursement is made by an Issuing Lender in an Offshore Currency or an Agreed Alternate Currency, (iii) any date on which any Commitments are reduced pursuant to Section 2.2.5 or Section 3.1, (iv) the last Business Day of each calendar month, (v) any other date that the Administrative Agent, in it sole discretion determines and (vi) any other day the Borrower requests (each such date, a "Computation Date").

            (d)   Subject to Section 4.5, if on any Computation Date the Administrative Agent shall have determined that the aggregate Credit Exposure exceeds the total Commitment Amount, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Administrative Agent shall give notice to the Borrower that a prepayment is required under this Section 2.6.12(c), and the Borrower agrees thereupon promptly to make prepayments of Loans pursuant to Section 3.1.2 and/or Cash Collateralize LC Exposures pursuant to Section 2.6.13 such that, after giving effect to such prepayment or Cash Collateralization, the Credit Exposure does not exceed the total Commitment Amount.

          SECTION 2.6.13    Cash Collateralization.

            (a)   If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders, demanding the deposit of cash collateral pursuant to this paragraph the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the Borrower's obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1.8.

            (b)   If the Borrower is required to Cash Collateralize Letters of Credit pursuant to Section 2.6.12, the Borrower shall immediately deposit into the LC Collateral Account the amount specified in Section 2.6.12.

            (c)   If the Borrower is required to Cash Collateralize Letters of Credit pursuant to Section 3.1.2, the Borrower shall immediately deposit into the LC Collateral Account the amount specified in Section 3.1.2.

            (d)   Cash Collateralized amounts shall be held by the Administrative Agent in the first instance for the LC Exposure under this Agreement and thereafter for the payment of Obligations and, for these purposes, the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the LC Collateral Account and in any "financial assets" (as defined in Section 8-102(a)(9) of the UCC) or other property held therein.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1    Repayments and Prepayments.    The Loans shall mature, and the Borrower hereby unconditionally promises to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Loans to the Administrative Agent for the account of each Lender, on the Maturity Date.

          SECTION 3.1.1    Optional Prepayments and Commitment Reductions.    At any time, and from time to time, the Borrower may, on any Business Day, make a voluntary prepayment or permanent commitment reduction, in whole or in part, of the outstanding principal amount of the Loans or the Commitments; provided, however, that:

            (a)   any such prepayment or commitment reduction shall be applied pro rata among the Lenders in accordance with the respective unpaid principal amounts of the Loans and Commitments held by them; provided, that the Commitments shall not be reduced to an amount that is less than the aggregate Credit Exposure then in effect;

            (b)   any such prepayment or commitment reduction made shall be applied pro rata among Loans and Commitments, if applicable, having the same Interest Period;

            (c)   any such prepayment of any LIBO Rate Loan made on any day other than the last day of the Interest Period for such Loan shall be subject to the provisions of Section 4.5;

            (d)   any such prepayment of LIBO Rate Loans shall require at least two (2) Business Days' prior written notice to the Administrative Agent and any such prepayment of Base Rate Loans may be made on same day's written notice to the Administrative Agent; and

            (e)   any such partial prepayment of Loans shall be in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof.

          SECTION 3.1.2    Mandatory Prepayments.    Upon payment in full of the obligations under the BV Holdings Credit Agreement and any Permitted Refinancing Indebtedness with respect to BV Holdings, the Borrower will prepay the Loans (and/or Cash Collateralize LC Exposure), and/or the Commitments shall be subject to automatic reduction, as follows:

            (a)    Dispositions of Collateral.    In the event that the Net Cash Proceeds of any Disposition with respect to the Collateral Parties (herein, the "Current Disposition"), and of all prior Dispositions with respect to the Collateral Parties (or a Subisidiary of a Collateral Party) as to which a prepayment has not yet been made under this paragraph, shall exceed $100,000,000 then, no later than five (5) Business Days prior to the occurrence of the Current

    Disposition, the Borrower will deliver to the Lenders a statement, certified by an Authorized Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Cash Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans (and/or Cash Collateralize LC Exposure), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to the excess of (i) 100% of the Net Cash Proceeds of the Current Disposition and such prior Dispositions over (ii) $100,000,000, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in Section 3.1.2(c).

            (b)    Currency Fluctuations.    The Borrower shall, on each date when a pre payment is required pursuant to Section 2.6.12(c), prepay the Loans (and/or Cash Collateralize LC Exposure), and/or the Commitments shall be subject to automatic reduction, in the amount specified in Section 2.6.12(c), such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in Section 3.2.1(c).

            (c)    Application.    Prepayments and/or reductions of Commitments pursuant to Section 3.1.2(a) and (b) shall be applied to reduce the aggregate amount of the Commitments (and to the extent that, after giving effect to such reduction, the total Credit Exposure would exceed the total Commitments, the Borrower shall, first, prepay Loans and second, Cash Collateralize LC Exposure in an aggregate amount equal to such excess).

          SECTION 3.1.3    Acceleration; Penalty.

            (a)   The Borrower shall immediately upon any acceleration of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated (in which event the Borrower shall repay the portion of the Loans so accelerated).

            (b)   Each prepayment of Loans made pursuant to Section 3.1 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, but shall be without premium or penalty, except as may be required by Section 4.5. No prepayment of principal of any Loan pursuant to Section 3.1.1 or Section 3.1.2(b) shall cause a reduction in the total Commitment Amount. Prepayment of principal of any Loan pursuant to Section 3.1.2(a) shall cause a permanent reduction in such Loan prepaid and the corresponding Commitment.

        SECTION 3.2    Interest Provisions.    Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

          SECTION 3.2.1    Rates.

            (a)   Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans or a portion of the Loans pursuant to Section 2.3 accrue interest at a rate per annum:

              (i)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Base Rate Applicable Margin from time to time in effect; and

              (ii)   on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the LIBOR Applicable Margin from time to time in effect.

            (b)   All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

          SECTION 3.2.2    Default Rates.    Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay, but only to the extent permitted by law, in addition to the applicable Alternate Base Rate or LIBO Rate plus the Applicable Margin on each such Loan, then payable on the Loans, additional interest (after as well as before judgment) on the Loans at 2% per annum until such Event of Default is cured.

          SECTION 3.2.3    Payment Dates.    Interest accrued on each Loan shall be payable, without duplication:

            (a)   on the Maturity Date;

            (b)   on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, provided that upon a payment or prepayment in part, only the interest accrued on such portion shall be payable;

            (c)   with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

            (d)   with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the day three months after such Loan is made or continued); and

            (e)   on that portion of any Loans which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

  Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the related Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION 3.2.4    Interest Rate Determination.    The Administrative Agent shall determine the interest rate applicable to Loans and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive in the absence of manifest error.

        SECTION 3.3    Fees.

          SECTION 3.3.1    Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Maturity Date. Accrued commitment fees shall be payable on each Quarterly Payment Date and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure (as such LC Exposure is adjusted on each Computation Date) of such Lender.

          SECTION 3.3.2    Letter of Credit Fees.    The Borrower agrees to pay (a) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to LIBOR Applicable Margin on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (b) to each Issuing Lender a fronting fee, which shall accrue at the rate of 0.25% per annum (or such lesser amount as shall have been agreed from time to time between the Borrower and an Issuing Lender) on the average daily amount of the LC Exposure (as such LC Exposure is adjusted on each Computation Date) of each such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each such Issuing Lender's standard fees with respect to the Issuance, of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Payment Date shall be payable on such Quarterly Payment Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 3.3.3    Other Fees.    The Borrower agrees to pay to the Administrative Agent, for (a) its own account, (b) the account of each of CNAI, CSFB, JPMS and Lehman, (c) the account of the Issuing Lenders and (d) the account of the Lenders, the respective fees as agreed to in the Fee Letters.

          SECTION 3.3.4    Payment of Fees.    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lenders, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1    LIBO Rate Lending Unlawful.    If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error) that the introduction of or any change in or in the interpretation of any law, rule or regulation makes it unlawful, or any central bank or other Governmental Authority or comparable agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2    Inability to Determine Rates.    If the Administrative Agent shall have determined that by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3    Increased LIBO Rate Loan Costs.    If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within ten (10) Business Days of its receipt of such notice, and such notice shall be binding on the Borrower absent clear and convincing evidence to the contrary.

        SECTION 4.4    Obligation to Mitigate.    Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.1, 4.3 or 4.6 or to receive additional amounts pursuant to Section 4.7, and in any event if so requested by the Borrower, such Lender shall use reasonable efforts to make, fund or maintain its affected Loans through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loans through such other lending office would not in any material respect be disadvantageous to such Lender, contrary to such Lender's normal banking practices or violate any applicable law or regulation. No change by a Lender in its Domestic Office or LIBOR Office made for such Lender's convenience shall result in any increased cost to the Borrower. The Borrower shall not be obligated to compensate any Lender for the amount of any additional amount pursuant to Section 4.1, 4.3 or 4.6 accruing prior to the date which is 90 days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation; it being understood that the calculation of the actual amounts may not be possible within such period and that such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower's payment obligation thereunder. If any Lender demands compensation pursuant to Section 4.1, 4.3 or 4.6 with respect to any LIBO Rate Loan, the Borrower may, at any time upon at least one Business Day's prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such LIBO Rate Loans by such Lender shall bear interest as Base Rate Loans, notwithstanding any prior election by the Borrower to the contrary. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect that the principal amount of each such Loan again bear interest as LIBO Rate Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related LIBO Rate Loans of other Lenders. Additionally, the Borrower may, at its option, upon at least five (5) Business Days' prior notice to such Lender, elect to prepay in full, without premium or penalty, such Lender's affected

LIBO Rate Loans. If the Borrower elects to prepay any Loans pursuant to this Section 4.4, the Borrower shall pay within ten (10) Business Days after written demand any additional increased costs of such Lender accruing for the period prior to such date of prepayment. If such conversion or prepayment is made on a day other than the last day of the current Interest Period for such affected LIBO Rate Loans, such Lender shall be entitled to make a request for, and the Borrower shall pay, compensation under Section 4.5.

        SECTION 4.5    Funding Losses.    In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of:

          (a)   any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; or

          (b)   any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within ten (10) Business Days of its receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.6    Increased Capital Costs.    If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects the amount of capital required to be maintained by any Lender or any Issuing Lender, and such Lender or such Issuing Lender reasonably determines that the rate of return on its capital as a consequence of its Loans or participating in issuing or maintaining any Letter of Credits as the case may be, made by such Lender or such Issuing Lender is reduced in a material amount to a level below that which such Lender or such Issuing Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or such Issuing Lender to the Borrower, the Borrower shall pay within ten (10) Business Days after such demand directly to such Lender or such Issuing Lender additional amounts sufficient to compensate such Lender or such Issuing Lender for such reduction in rate of return. A statement of such Lender or such Issuing Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.7    Taxes.

          (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Lender or Lender as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and

  (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)    Payment of Other Taxes by the Borrower.    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Issuing Lender or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, by an Issuing Lender or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

          (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)    Foreign Lenders.    Each Lender that is not a United States Person (a "Non-U.S. Lender"), to the extent that it is legally able to do so, shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

        SECTION 4.8    Payments, Computations.    Unless otherwise expressly provided, all payments by the Borrower pursuant to any Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 Noon, New York City time, on the date due, in immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower; provided that such payment shall be deemed made timely if made by wire transfer and by such time as an Authorized Representative has advised the Administrative Agent of the applicable Federal Reserve System wire transfer confirmation number. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days).

Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.9    Sharing of Payments.    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or LC Disbursement (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.11) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans and LC Disbursements made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation in any Loan or LC Disbursement to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.9 to share in the benefits of any recovery on such secured claim.

        SECTION 4.10    Setoff.    Each of the Lenders and the Issuing Lenders shall, upon the occurrence of any Event of Default described in clause (a) or (b) of Section 8.1.8 and, upon the occurrence of any Default described in clauses (c) and (d) of Section 8.1.8 or, with the consent of the Required Lenders, upon the occurrence and continuance beyond the expiration of the applicable grace period, if any, of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.9.

        Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

        The rights of each Lender under this Section 4.10 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

        SECTION 4.11    Replacement of Lender.    The Borrower shall be permitted to replace (with one or more replacement Lenders) any Lender: (a) that does not consent to a waiver, amendment or modification pursuant to Section 10.1 that requires a vote of holders of 100% of the Lenders (provided, that, such replacement Lender consents to such waiver, amendment or modification) or (b) which requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.1, 4.3, 4.6 or 4.7; provided that (i) such replacement does not conflict with any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default, Event of Default or Significant Collateral Party Event shall have occurred and be continuing at the time of such replacement (other than, in the case of a replacement predicated upon clause (a) above, the Default, Event of Default or Significant Collateral Party Event that is the subject of the vote referred to in clause (a) above), (iii) the replacement bank or institution shall purchase, at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.5 if any LIBO Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement Lender shall be reasonably satisfactory to the Administrative Agent and the Issuing Lenders, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.11.1 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1, 4.3, 4.6 or 4.7, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent, any Issuing Lender or any other Lender shall have against the replaced Lender, (ix) if such replacement bank or institution is not already a Lender, the Borrower shall pay to the Administrative Agent an administrative fee of $3,500 and (x) in the case of a replacement predicated upon clause (a) above, for the related vote referred to in clause (a) above, no more Lenders than Lenders holding 20% or more of the aggregate outstanding principal amount of the Loans shall be replaced by the Borrower (provided that the Borrower may replace a single Lender holding greater than 20% of the aggregate outstanding principal amount of the Loans).

ARTICLE V

CONDITIONS TO LOANS

        SECTION 5.1    Conditions to Effectiveness.    This Agreement shall become effective, as between all parties hereto, upon the satisfaction of each of the conditions precedent set forth in this Section 5.1.

          SECTION 5.1.1    Delivery of Loan Documents.    The Administrative Agent shall have received:

            (a)   this Agreement, duly executed and delivered by an Authorized Representative of the Borrower, with a counterpart for each Lender party hereto on the Effective Date;

            (b)   the Borrower Security Agreement, duly executed and delivered by an Authorized Representative of the Borrower; and

            (c)   the Communications Agreement, duly executed and delivered by an Authorized Representative of the Borrower.

          SECTION 5.1.2    Officer's Certificates.    The Administrative Agent shall have received a certificate from an Authorized Representative of the Borrower (a) certifying that all representations and warranties made by it in this Agreement and each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Effective Date (except with respect to representations and warranties made as of a prior specific date) and (b) certifying that no Default or Event of Default, has occurred and is continuing.

          SECTION 5.1.3    Resolutions.    The Administrative Agent shall have received from the Borrower a certificate dated the Effective Date of its Secretary, Assistant Secretary or Authorized Representative as to:

            (a)   resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

            (b)   the incumbency and signatures of those of its officers and representatives authorized to act with respect to each Loan Document executed by it; and

            (c)   such Person's Organic Documents.

          The Administrative Agent and each Lender may conclusively rely upon such certificate until it shall have received a further certificate of the Secretary, Assistant Secretary or other Authorized Representative of the Borrower canceling or amending such prior certificate.

          SECTION 5.1.4    Opinions of Counsel.    The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and the Lenders, from Skadden, Arps, Slate, Meagher & Flom LLP and internal counsel to the Borrower reasonably acceptable to the Administrative Agent, substantially in the form of Exhibits E-1 and E-2 and given upon the express instruction of the Borrower.

          SECTION 5.1.5    Closing Fees, Expenses.    The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees due and payable pursuant to Sections 3.3 and 10.3, and all costs and expenses for which invoices have been presented.

          SECTION 5.1.6    Financial Statements.    The Administrative Agent shall have received:

            (a)   an audited consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2003 and

            (b)   an audited consolidated income statement of the Borrower and its Subsidiaries for the year ended December 31, 2003.

          SECTION 5.1.7    Solvency.    The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer or treasurer of the Borrower to the effect that the Borrower together with its Subsidiaries, taken as a whole, will be Solvent as of the Effective Date.

          SECTION 5.1.8    Repayment of Existing Indebtedness.    The Administrative Agent shall have received satisfactory evidence that the upon the Effective Date, the Borrower will have repaid in full and terminated all commitments under the Credit Agreement dated as of September 13, 2001 among the Borrower, the Administrative Agent, Citibank, N.A. as the Issuing Lender and the commercial lending institutions party thereto, as amended, supplemented, amended and restated or otherwise in modified and in effect from time to time.

          SECTION 5.1.9    Lien Search; Recordings and Filings.

            (a)   The Administrative Agent shall have received results of a recent search by a Person satisfactory to the Administrative Agent that there are no UCC, judgment or Tax lien filings on any of the assets of the Borrower in each relevant jurisdiction except for (i) Liens pursuant to the Loan Documents and (ii) Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

            (b)   Arrangements reasonably satisfactory to the Administrative Agent shall have been made for filing, registration or recordation of all financing statements and other documents required to be filed, registered or recorded in order to create, in favor of the Administrative Agent for the benefit of the Lenders, a perfected, first priority lien in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect the security interests created by the Borrower Security Agreement, and any other action required in the judgment of the Administrative Agent to perfect such security interests as such first priority liens.

          SECTION 5.1.10    Conditions to Other Financings.    The Administrative Agent shall have received confirmation from an Authorized Representative of the Borrower that all of the conditions precedent to the closing and funding of (a) the Midwest Notes and (b) the Midwest Credit Agreement have been satisfied or waived in accordance with their respective terms.

        SECTION 5.2    All Credit Extensions.    The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

          SECTION 5.2.1    Initial Credit Extension.    Prior to the initial Credit Extension, the Administrative Agent shall have received a certificate from an Authorized Representative of the Borrower calculating the Interest Coverage Ratio for the immediately preceding four Fiscal Quarters and the Recourse Debt to Recourse Capital Ratio as of March 31, 2004.

          SECTION 5.2.2    Representations and Warranties; No Default.    Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 or Significant Collateral Party Event shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of such Credit Extension), the following statements shall be true and correct:

            (a)   the representations and warranties set forth in Article VI shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b)   no (i) Default, (ii) Event of Default or (iii) Significant Collateral Party Event has occurred and is continuing or would result from such Credit Extension.

          SECTION 5.2.3    Borrowing Request.    The Administrative Agent shall have received, in the case of Loans, a Borrowing Request or, in the case of a Letter of Credit, a Letter of Credit Application for such Credit Extension. Each of the delivery of a Borrowing Request or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

          SECTION 5.2.4    Satisfactory Legal Form.    All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants, with respect to itself and with respect to the Collateral Parties, unto the Administrative Agent and each Lender as set forth in this Article VI.

        SECTION 6.1    Organization; Power; Compliance with Law and Contractual Obligations.    Each of the Borrower and the Collateral Parties (and each Subsidiary of a Collateral Party) (a) is a corporation or limited liability company validly organized and existing and in good standing under the laws of the state of its incorporation or organization, (b) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of its business requires such qualification, (c) in the case of the Borrower, has all requisite corporate or limited liability company power and authority and holds all material requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document and to conduct its business substantially as currently conducted by it and (d) is in compliance with all laws, governmental regulations (including ERISA and Federal Reserve regulations), court decrees, orders and Contractual Obligations applicable to it, except, with respect to clauses (b), (c) and (d) to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.2    Due Authorization; Non-Contravention.    The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not:

          (a)   contravene the Borrower's Organic Documents;

          (b)   contravene any law, governmental regulation, court decree or order or material Contractual Obligation binding on or affecting the Borrower; or

          (c)   result in, or require the creation or imposition of, any Lien on any of the Borrower's properties other than Liens permitted pursuant to Section 7.2.2.

        SECTION 6.3    Governmental Approval; Regulation.

          (a)   No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority or regulatory body ("Governmental Approval") is required for the Borrower to execute and perform its obligations under each Loan Document to which it is a party, except for those which have been duly obtained or effected. No material Governmental Approval is required for the Borrower and each Collateral Party (and each Subsidiary of a Collateral Party) to carry on its business, except for those which have been duly obtained or effected.

          (b)   The Borrower is not subject to any regulation as an "investment company" subject to the Investment Company Act of 1940, as amended, or as a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" subject to the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except Section 9(a)(2) thereof. The Borrower is not otherwise subject to any regulation as a "public utility" under any other applicable law, rule or regulation, which would have a Material Adverse Effect.

        SECTION 6.4    Validity.    Each Loan Document constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

        SECTION 6.5    Financial Information.    The most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries, copies of which have been furnished to the Administrative Agent pursuant to Section 7.1.1(a) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended.

        SECTION 6.6    No Material Adverse Change.    There has not occurred any event or condition having a Material Adverse Effect since December 31, 2003.

        SECTION 6.7    Litigation.    There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or the Collateral Parties (and each Subsidiary of a Collateral Party), or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect or which purports to adversely affect the legality, validity or enforceability of this or any Loan Document.

        SECTION 6.8    Ownership of Properties.    The Borrower owns good and marketable title to, or a valid leasehold interest in or other enforceable interest in all properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) purported to be owned, leased or held by it, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.2.

        SECTION 6.9    Taxes.    Each of the Borrower and the Collateral Parties (and each Subsidiary of a Collateral Party) has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.10    Pension and Welfare Plans.    During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. Neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which could reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 6.11    Environmental Warranties.

          (a)   All facilities and property owned or leased by the Borrower or any of its Subsidiaries or Partnerships have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except where the failure so to comply would not have, or be reasonably expected to have, a Material Adverse Effect.

          (b)   There are no pending or, to the knowledge of the Borrower, threatened:

            (i)    claims, complaints, notices or requests for information received by the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) from governmental authorities with respect to any alleged violation by the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) or Joint Enterprises of any Environmental Law that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; or

            (ii)   complaints, notices or inquiries to the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) from governmental authorities regarding potential liability under any Environmental Law that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

          (c)   There have been no Releases (as defined under any Environmental Law) of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

          (d)   The Borrower or each of the Collateral Parties (and each Subsidiary of a Collateral Party) has obtained and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for the Person's business, except where the failure to obtain, maintain or comply with such permits, certificates, approvals, licenses or other authorizations would not have, or be reasonably expected to have, a Material Adverse Effect.

          (e)   To the reasonable knowledge of the Borrower, no property now or previously owned or leased by each of the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) or Joint Enterprises is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (f)    No conditions exist at, on or under any property now or previously owned or leased by each of the Borrower or any of the Collateral Parties (and each Subsidiary of a Collateral Party) which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which liability would have, or may reasonably be expected to have, a Material Adverse Effect.

        SECTION 6.12    Regulations T, U and X.    Neither the Borrower nor any of the Collateral Parties is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.12 with such meanings.

        SECTION 6.13    Accuracy of Information.    All material factual information heretofore or contemporaneously furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other "forward-looking" information which have been prepared on a reasonable basis and in good faith by the Borrower) is, and all other such written factual information hereafter furnished by the Borrower in writing to the Administrative Agent or any Lender will be, true and materially accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading.

ARTICLE VII

COVENANTS

        SECTION 7.1    Affirmative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will, and will cause each of its Subsidiaries, the Collateral Parties and its Joint Enterprises, it may have now or in the future, to perform the obligations set forth in this Section 7.1.

        SECTION 7.1.1    Financial Information, Reports, Notices.    The Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:

          (a)   as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Representative with responsibility for financial matters;

          (b)   as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, commencing with the 2004 Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower and its Consolidated Subsidiaries, including therein consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year, and accompanied by the unqualified opinion of Pricewaterhouse Coopers LLP or other internationally recognized independent auditors selected by the Borrower which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods;

          (c)   concurrently with the delivery of financial statements referred to in Sections 7.1.1.(a) and 7.1.1(b), a certificate, executed by the controller, treasurer or chief financial officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.9 and Section 7.2.10;

          (d)   as soon as possible and in any event within five (5) Business Days after any Authorized Representative of the Borrower obtains knowledge of the occurrence of each Default, a statement of such Authorized Representative setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (e)   as soon as possible and in any event within five (5) Business Days after (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy of the type described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and, upon request of the Administrative Agent, copies of all non-privileged documentation relating thereto;

          (f)    promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower or any Collateral Party (and each Subsidiary of a Collateral Party) files with the Securities and Exchange Commission or any national securities exchange;

          (g)   immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan (other than a standard termination under ERISA Section 4041(b)), or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit which has a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

          (h)   as soon as known, any changes in Borrower's Debt Rating by Moody's or S&P or any other rating agency which maintains a Debt Rating on the Borrower;

          (i)    as soon as known, the occurrence of any Affiliate Bankruptcy Event;

          (j)    as soon as possible and in any event within five (5) Business Days after any Authorized Officer of the Borrower obtains knowledge of the occurrence of each Significant Collateral Party Event, a statement of such Authorized Representative setting forth the details of such Significant Collateral Party Event and a calculation of the Interest Coverage Ratio on a Pro Forma basis as required by Section 7.2.9.

          (k)   copies of the documents governing Permitted Refinancing Indebtedness of each Financed Subsidiary referred to in the definition of "Correlative Financing Provisions" and all amendments, supplements and modifications thereto; and

          (l)    other information reasonably requested by the Administrative Agent.

          SECTION 7.1.2    Compliance with Laws.    The Borrower will, and will cause each of the Collateral Parties (and each Subsidiary of a Collateral Party) and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include the payment, before the same become delinquent, of all Taxes imposed upon it or upon its property (except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect and to the extent that such Taxes are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books); provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.1.2 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.1.2 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.1.3    Maintenance of Properties.    The Borrower will, and will use reasonable efforts to cause each of its Subsidiaries and Partnerships to, maintain, preserve, protect and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties or equipment is no longer economically desirable and except where the failure so to do would not have a Material Adverse Effect; provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.1.3 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.1.3 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.1.4    Insurance.    The Borrower will, and will cause each of the Collateral Parties (and each Subsidiary of a Collateral Party) and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and in a similar geographic region. In the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.1.4 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.1.4 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.1.5    Books and Records.    The Borrower will, and will cause each of its active Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives (at the Administrative Agent's or such Lender's expense), at reasonable times and intervals upon reasonable prior notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant. The Borrower will at any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent and the Lenders or any of their respective agents or representatives to examine and make copies of and abstracts from the records and books of account of the Borrower (at the Administrative Agent's or such Lender's expense); provided that by virtue of this Section 7.1.5 the Borrower shall not be deemed to have waived any right to confidential treatment of the informational obtained, subject to the provisions of applicable law or court order.

          SECTION 7.1.6    Environmental Covenant.    The Borrower will, and will use reasonable efforts to cause each of its Subsidiaries and Partnerships to:

            (a)   use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, in each case where the failure to do so may reasonably be expected to have a Material Adverse Effect;

            (b)   promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to compliance with Environmental Laws where such action or proceeding may reasonably be expected to have a Material Adverse Effect; provided that the Borrower or such Subsidiary or Partnership may postpone such cure and dismissal during any period in which it is diligently pursuing any available administrative review proceedings, remedial actions or appeals with respect to such action or proceeding so long as such postponement would not be reasonably likely to have a Material Adverse Effect; and

            (c)   provide such non-privileged information as the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

          SECTION 7.1.7    Conduct of Business and Maintenance of Existence.    The Borrower will, and will cause each of the Collateral Parties (and each Subsidiary of a Collateral Party) and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.2.4; provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.1.7 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.1.7 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.1.8    Use of Proceeds.    On the Effective Date, the Borrower will repay and/or replace existing Indebtedness of the Borrower (or its Affiliates) in an amount equal to the total Commitment Amount. Any proceeds of Loans will be used, from time to time, for general corporate purposes and working capital requirements of the Borrower; provided, that if a Default or Event of Default has occurred and is continuing, the Borrower will not use such proceeds to make Restricted Payments.

        SECTION 7.2    Negative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will, and will cause each of its Subsidiaries, the Collateral Parties and Joint Enterprises, it may have now or in the future, to perform the obligations set forth in this Section 7.2.

          SECTION 7.2.1    Restrictions on Indebtedness.

            (a)   (i) The Borrower will not create, incur, assume or suffer to exist any secured Indebtedness other than (A) Capitalized Lease Liabilities and (B) other secured Indebtedness of any kind whatsoever existing on the Effective Date, and (ii) Non-Recourse Debt with respect to which the Borrower has pledged the stock of a Subsidiary in order to secure initial project financing obtained or being obtained after the Effective Date hereof by such Subsidiary (or the Partnership in which such Subsidiary is a partner).

            (b)   The Borrower will not, will not permit the Collateral Parties (and each Subsidiary of a Collateral Party) and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with such Collateral Party's or such Subsidiary of a Collateral Party's obligations to other members of such Joint Enterprise) to, create, incur, assume or suffer to exist any Indebtedness other than:

              (i)    Indebtedness of the Collateral Parties, each Subsidiary of a Collateral Party, or its Joint Enterprises of any kind whatsoever existing on the Effective Date;

              (ii)   Permitted Refinancing Indebtedness;

              (iii)  Permitted Intercompany Indebtedness;

              (iv)  interest rate hedging obligations of the Borrower with respect to Indebtedness of the Borrower; and

              (v)   Indebtedness secured by Liens set forth on Schedule 7.2.1;

  provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.2.1 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.2.1 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.2.2    Liens.    The Borrower will not, and will not permit the Collateral Parties (and each Subsidiary of a Collateral Party), and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

            (a)   any Lien existing on the property of the Borrower, the Collateral Parties, each Subsidiary of a Collateral Party and each Joint Enterprise on the Effective Date or Liens securing Permitted Refinancing Indebtedness of the Borrower, the Collateral Parties, each Subsidiary of a Collateral Party and each Joint Enterprise; provided however, that the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus repairs, improvements and additions to such property or assets);

            (b)   Liens for Taxes not at the time delinquent or thereafter payable without penalty or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (c)   Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (d)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

            (e)   judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

  provided that (i) in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.2.2 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.2.2 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision) and (ii) notwithstanding anything to the contrary in this Section 7.2.2, no intercompany note or other intercompany obligation payable to the Borrower or a Collateral Party will be pledged, encumbered or otherwise transferred (except as pledged or encumbered under, and pursuant to, the Borrower Security Agreement).

          SECTION 7.2.3    Investments.    The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

            (a)   Investments existing on the Effective Date;

            (b)   Cash Equivalent Investments;

            (c)   without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.1(b);

            (d)   Investments in the Collateral Parties or its Joint Enterprises in the ordinary course of business;

            (e)   Investments permitted pursuant to Section 7.2.4(b);

            (f)    Investments in the Collateral Parties, Subsidiaries of a Collateral Party or its Joint Enterprises primarily engaged in the power generation, power sales or power transmission business; and

            (g)   Investments in any Subsidiary existing on the Effective Date and any other Person if as a result of such Investment such Person becomes a Collateral Party or a Subsidiary of a Collateral Party;

  provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section 7.2.3 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.2.3 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.2.4    Consolidation, Merger.    The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

            (a)   any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary;

            (b)   so long as no Default or Significant Collateral Party Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or (in the case of any such Subsidiary) acquire such person by merger; and

            (c)   so long as no Default or Significant Collateral Party Event has occurred and is continuing or would occur after giving effect thereto, the Borrower may consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, or permit any Person to merge into or consolidate with the Borrower if (i) the Borrower is the surviving corporation or the surviving corporation or purchaser or lessee is a corporation incorporated under the laws of the United States of

    America or Canada and assumes the Obligations and (ii) the surviving corporation has long term unsecured Debt Ratings of at least BBB- from S&P and Baa3 from Moody's (with a stable outlook from both rating agencies).

          SECTION 7.2.5    Asset Dispositions.    The Borrower will not, will not permit the Collateral Parties (and each Subsidiary of a Collateral Party) to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, Dispose of, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless:

            (a)   such Disposition, lease, contribution, conveyance or grant is to an unaffiliated third party on an arm's-length basis; and

            (b)   at least 75% of the consideration to be received is paid in cash or Cash Equivalent Investments and such remaining 25% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this provision, (i) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (ii) customary purchase price adjustments may be settled on a non-cash basis and (iii) the assumption of Indebtedness relating to the asset being Disposed shall be disregarded for the purposes of this provision);

  provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with clauses (a) and (b) this Section 7.2.5 (provided that, in the event that the Financed Enterprise shall not be in compliance with the Correlative Financing Provisions, this Section 7.2.5 will apply to such Financed Enterprise without giving effect to the Correlative Financing Provision).

          SECTION 7.2.6    Transactions with Affiliates.    The Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract is fair and equitable to the Borrower and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower with a Person which is not one of its Affiliates; provided that, (a) the Leveraged Lease Transaction and the Leveraged Lease Basic Documents and (b) any other arrangement or contract between the Borrower and any of its Affiliates existing on the Effective Date shall be deemed not to be contracts or arrangements with an Affiliate for the purposes of this Section 7.2.6; provided further that, procurement, sales and trading transactions between the Borrower and EMMT or any other Affiliate engaged in the business of marketing and trading fuel, emissions credits, electric generation or any transaction related thereto, in each case, shall be deemed not to be a Transaction with an Affiliate for the purposes of this Section 7.2.6.

          SECTION 7.2.7    Restricted Payments.    The Borrower will not, and will not permit the Collateral Parties, to make a Restricted Payment if an Event of Default has occurred and is continuing after giving effect to such Restricted Payment.

          SECTION 7.2.8    Restrictive Agreements.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding any Loan Document) prohibiting:

            (a)   the ability of the Borrower to amend or otherwise modify any Loan Document; or

            (b)   the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividend, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments ("Subsidiary Payments"), or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower where such prohibition or restriction has a Material Adverse Effect.

  The restriction set forth in clause (b) above shall not apply to prohibitions or restrictions on Subsidiary Payments directly or indirectly to the Borrower set forth in any agreement entered into in connection with a refinancing of any Indebtedness of the Borrower or any of its Subsidiaries (each such agreement entered into after the Effective Date, a "Restrictive Financing Document") if, prior to entering into such Restrictive Financing Document, the Borrower shall have delivered to the Administrative Agent: (A) a certificate of an Authorized Representative stating that the projected financial or coverage ratios of the affected Subsidiary as calculated on the basis of the pro forma financials prepared in good faith on the basis of reasonable assumptions in connection with, and after giving effect to, the transactions contemplated by such Restrictive Financing Document will, during the remaining life to maturity of the Obligations, equal or exceed the financial or coverage ratios, if any, required for the affected Subsidiary to make any Subsidiary Payments directly or indirectly to the Borrower in accordance with such Restrictive Financing Document; and (B) letters from Moody's and S&P confirming the then current Debt Rating.

          SECTION 7.2.9    Interest Coverage.    The Borrower will (a) at the end of each of its Fiscal Quarters and (b) after the occurrence of any Significant Collateral Party Event (after recalculating the Interest Coverage Ratio give Pro Forma effect to each Significant Collateral Party Event that has occurred and continuing), maintain an Interest Coverage Ratio for the immediately preceding four consecutive Fiscal Quarters of the Borrower of not less than 1.30 to 1.00; provided, that, at any time the Administrative Agent receives notice from the Borrower (or otherwise becomes aware) that any such Significant Collateral Party Event is no longer continuing or as directed by the Required Lenders, the Interest Coverage Ratio shall be recalculated giving Pro Forma effect to such Significant Collateral Party Event no longer continuing.

          SECTION 7.2.10    Recourse Debt to Recourse Capital Ratio.    The Borrower will at the end of each of its Fiscal Quarters maintain a Recourse Debt to Recourse Capital Ratio of not more than 0.675 to 1.00.

          SECTION 7.2.11    ERISA.    The Borrower will not engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Internal Revenue Code, which would subject the Borrower to any tax, penalty or other liabilities having a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT

        SECTION 8.1    Listing of Events of Default.    Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

          SECTION 8.1.1    Non-Payment of Obligations.    (a) The Borrower shall default in the payment when due of principal of any Loan or LC Exposure or the Borrower shall fail to Cash Collateralize its LC Exposure when due or (b) the Borrower shall default (and such default shall continue unremedied for a period of five (5) Business Days) in the payment when due of interest on any Loan or LC Exposure, any fees pursuant to Section 3.3 or of any other Obligation.

          SECTION 8.1.2    Breach of Warranty.    Any representation or warranty of the Borrower made or deemed to be restated or remade in any Loan Document or any other writing or certificate furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for the purposes of or in connection with any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect.

          SECTION 8.1.3    Non-Performance of Certain Covenants and Obligations.    The Borrower shall default in the due performance and observance of any of its obligations under Section 7.2 (other than Sections 7.2.3 and 7.2.6).

          SECTION 8.1.4    Non-Performance of Other Covenants and Obligations.    The Borrower shall default in the due performance and observance of any other covenant or agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent.

          SECTION 8.1.5    Default on Other Indebtedness.    A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of the Borrower or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity, in either case, such Indebtedness having a principal amount, individually or in the aggregate, in excess of $20,000,000 (other than Indebtedness described in Section 8.1.1).

          SECTION 8.1.6    Judgments.    Any judgment or order for the payment of money in excess of $20,000,000 (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against the Borrower, a Collateral Party or a Subsidiary of a Collateral Party and either:

            (a)   enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

            (b)   there shall be any period of ninety (90) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

  provided that, with respect to any of the Westside Entities, none of the events described in clauses (a) and (b) shall constitute a Default or an Event of Default unless such event has a Material Adverse Effect.

          SECTION 8.1.7    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan:

            (a)   the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $20,000,000; or

            (b)   a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

          SECTION 8.1.8    Bankruptcy, Insolvency.    The Borrower, a Collateral Party or a Subsidiary of a Collateral Party shall:

            (a)   become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

            (b)   apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, a Collateral Party or a Subsidiary of a Collateral Party or a substantial portion of its property, or make a general assignment for the benefit of creditors;

            (c)   in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestration or other custodian for the Borrower, a Collateral Party or a Subsidiary of a Collateral Party or for a substantial part of its property, and such trustee, receiver, sequestration or other custodian shall not be discharged within 60 days, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower, a Collateral Party or a Subsidiary of a Collateral Party, as applicable, shall not object to any such appearance);

            (d)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, a Collateral Party or a Subsidiary of a Collateral Party, and, if any such case or proceeding is not commenced by the Borrower, a Collateral Party or a Subsidiary of a Collateral Party, such case or proceeding shall be consented to or acquiesced in by the Borrower, a Collateral Party or a Subsidiary of a Collateral Party or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower, a Collateral Party or a Subsidiary of a Collateral Party shall not object to any such appearance); or

            (e)   take any corporate action authorizing, or in furtherance of, any of the foregoing;

  provided that, with respect to any of the Westside Entities, none of the events described in clauses (a) through (e) shall constitute a Default or an Event of Default unless such event has a Material Adverse Effect.

          SECTION 8.1.9    Substantive Consolidation.    In connection with an Affiliate Bankruptcy Event, any Person shall seek (whether by adversarial proceeding, motion or otherwise) the substantive consolidation of any part of the assets, properties, estate or liabilities of the Borrower with the estate or liabilities of any Person subject of such Affiliate Bankruptcy Event and such application shall be consented to or acquiesced in by the Borrower or shall result in an order for such substantive consolidation or shall remain for 60 days undismissed, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower shall not object to any such appearance).

          SECTION 8.1.10    Unenforceability of Documents.    (a) Any of the Loan Documents shall become unenforceable or the enforceability thereof shall be contested by the Borrower or (b) any Liens against any of the Collateral shall cease to be a first priority, perfected security interest in favor of the Administrative Agent or the enforceability thereof shall be contested by the Borrower or (c) the Borrower or any Affiliate shall enter into any agreements prohibiting the Borrower to amend or otherwise modify the Loan Documents.

        SECTION 8.2    Action if Bankruptcy.    If any Event of Default described in clauses (a) through (e) of Section 8.1.8 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other monetary Obligations shall automatically be and become immediately due and payable, without notice or demand.

        SECTION 8.3    Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.8) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by written notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other monetary Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate. The rights provided for in the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        SECTION 8.4    Rescission of Declaration.    Any declaration made pursuant to Section 8.3 may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loan shall have become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, shall have been entered; provided that the Borrower shall have paid all arrears of interest upon the Loans and all other amounts then owed to the Administrative Agent and the Lenders including all costs, expenses and liabilities incurred by the Administrative Agent and the Lenders in respect of such declaration and all consequences thereof (except the principal of the Loans which by such declaration shall have become payable) and every other Event of Default shall have been made good, waived or cured; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

ARTICLE IX

THE ADMINISTRATIVE AGENT

        SECTION 9.1    Actions.

          (a)   Each Lender and each Issuing Lender hereby appoints CNAI as its Administrative Agent under and for purposes of each Loan Document. Each Lender and each Issuing Lender authorizes the Administrative Agent to act on its behalf under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Issuing Lender or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b)   Each Lender hereby agrees to indemnify (which indemnity shall survive any termination of this Agreement) the Agent-Related Persons pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent-Related Persons in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent-Related Person's gross negligence or willful misconduct. No Agent-Related Persons shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of or any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in its determination, inadequate, the Agent-Related Person may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2    Funding Reliance.    Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 12:00 Noon, New York City time, on the Business Day prior to the Effective Date that such Lender will not make available the amount which would constitute its Percentage of the Borrowing on the Effective Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may, but shall not be required to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing; provided that if such Lender makes available the amount which is its Percentage of the Borrowing on or before the next Business Day following the day when due, the interest rate payable on such amount shall be the Federal Funds Effective Rate.

        SECTION 9.3    Exculpation.    No Agent-Related Person shall be liable to any Lender for any action taken or omitted to be taken by it under or any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations under any Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. Each Agent-Related Person shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4    Successor.    The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower, all Lenders and all Issuing Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, within ten days after such notice and with the consent of the Borrower (not to be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, after notice to and consultation with the Borrower, appoint a successor Administrative Agent, which shall be one of the Lenders or an Assignee, and shall have a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the effective date of any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

        SECTION 9.5    Loans by CNAI.    CNAI shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if CNAI were not the Administrative Agent hereunder.

        SECTION 9.6    Reliance by Administrative Agent.

          (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b)   For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

        SECTION 9.7    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, Event of Default or Significant Collateral Party Event, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default, Event of Default or Significant Collateral Party Event and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default, Event of Default as may be requested by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        SECTION 9.8    Credit Decisions.    Each Lender acknowledges that it has, independently of the Agent-Related Person and each other Lender, and based on such Lender's review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Loan Document.

        SECTION 9.9    Copies.    The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by the Borrower to the Administrative Agent pursuant to Articles V and VII) received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

        SECTION 9.10    Collateral.    Except as otherwise provided in Section 10.1(a) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents to which it is a party; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Borrower Security Agreement) release any Collateral or otherwise terminate any Lien under the Borrower Security Agreement, agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Borrower Security Agreement, in which event the Administrative Agent may consent to such junior Lien, provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Borrower Security Agreement, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

ARTICLE X

MISCELLANEOUS PROVISIONS

        SECTION 10.1    Waivers, Amendments.

          (a)   The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or LC Disbursement, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1, or any percentage specified in the definition of "Required Lenders", or consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents, in each case without the written consent of all Lenders; (iii) amend, modify or waive any pro rata provision of Section 4.8 or 4.9, or any provision in the Loan Documents which provides for amounts paid in respect of the Obligations to be shared among the Lenders ratably, without the consent of all Lenders; (iv) except as provided in Section 9.10, provide for any material release of Collateral without the consent of all Lenders; or affect the interests, rights or obligations of the Administrative Agent quathe Administrative Agent or the Issuing Lenders qua the Issuing Lenders shall be made without consent of the Administrative Agent or the Issuing Lenders, as the case may be. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, the Issuing Lenders and all future holders of the Loans. In the case of any waiver, the Borrower and its Subsidiaries, the Lenders and the Administrative Agent shall be restored to their former position and rights and under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          (b)   No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such power or right, preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies they would otherwise have. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Issuing Lender, or any Lender under any Loan Document shall, in any event, be effective unless the same is permitted by paragraph (a) of this Section 10.1, and shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        SECTION 10.2    Notices.    All notices and other communications provided to any party hereto under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on the signature pages hereof or Schedule 1.1(b) or set forth in the Assignment Agreement or at such other address or facsimile number as may be designated by such party in a written notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid shall be effective five (5) Business Days after being sent or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (if confirmed). Each Lender acknowledges and accepts the terms of the Communications Agreement and agrees that Communications (as defined in the Communications Agreement) may be made available to such Lender as provided in the Communications Agreement.

        SECTION 10.3    Payment of Costs and Expenses.

          (a)   The Borrower agrees to pay promptly on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Lenders and their respective Affiliates (including the reasonable fees and out-of-pocket costs and expenses of special New York counsel and relevant local counsel to the Administrative Agent) in connection with:

            (i)    the negotiation, preparation, execution, delivery and administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required;

            (ii)   the preparation and review of the form of any document or instrument relevant to any Loan Document; provided, however, that the Borrower shall have no obligation to pay for the cost of the documentation of assignments or participations as provided in Section 10.11 (unless such assignment is made pursuant to Section 4.11); and

            (iii)  in the case of the Issuing Lenders, all out-of-pocket expenses incurred by any Issuing Lender in connection with the Issuance of any Letter of Credit or any demand for payment thereunder;

  in each case, upon presentation of statement of account in reasonable detail, whether or not the transactions contemplated hereby are consummated.

          (b)   Without duplication of the Borrower's obligations under Section 4.7, the Borrower further agrees to pay upon demand, and to save the Administrative Agent, the Issuing Lenders and the Lenders harmless from all liability for all costs, expenses, assessments, or other charges, and any stamp or other similar Taxes which may be payable in connection with the execution, delivery or enforcement of any Loan Document, the Loans or Letter of Credit hereunder or any filing, registration, recording or perfection of any security interest contemplated by the Borrower Security Agreement. The Borrower also agrees to reimburse the Administrative Agent, each Issuing Lender and each Lender, as applicable, promptly upon demand upon presentation of a statement of account in reasonable detail for (i) all reasonable out-of-pocket costs and expenses (including fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement or protection of the rights in connection with this Agreement and the other Loan Documents, including its rights under this Section and including the negotiation of any restructuring or work-out, whether or not consummated, of any Obligations and (ii) all out-of-pocket costs and expenses (including fees and out-of-pocket costs and expenses of counsel) by the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement of any Obligations after an Event of Default or in connection with any insolvency proceedings; provided that, in either case, the Borrower shall not be obligated to reimburse such costs and expenses that are found in a final judgment by a court of competent jurisdiction to have been incurred in an attempt to enforce such rights and remedies that were pursued by such Administrative Agent or Lender in bad faith and without any reasonable basis in fact or law.

        SECTION 10.4    Indemnification.

          (a)   In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments and the Loans, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, each Issuing Lender and each Lender and each of their respective Affiliates, officers, directors and employees (collectively, the "Indemnified Parties") free and harmless from and against any and all losses, costs, actions, causes of action, suits, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including any amounts paid to any Agent-Related Person pursuant to Section 9.1(b) and reasonable attorneys' fees and disbursements but excluding claims for lost profits (collectively, the "Indemnified Liabilities"), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to:

            (i)    any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit;

            (ii)   the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Loan);

            (iii)  any investigation, litigation, proceeding, or obligation related to any Environmental Law or other matter in any case arising out of the relationship of the parties under this Agreement; or

            (iv)  the presence, or alleged presence, on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned, leased or operated by the Borrower or any of its Subsidiaries thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), or at any other locations regardless of whether caused by, or within the control of the Borrower, where such claim or liability arises out of the relationship of the parties under this Agreement;

  whether or not such investigation, litigation or proceeding is brought by the Borrower or its Affiliates, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's (A) gross negligence or willful misconduct or (B) breach of such Indemnified party's obligations under this Agreement. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (b)   To the extent permitted by applicable law, no Indemnified Party shall have any liability to the Borrower or its Affiliates or any of their respective shareholders or creditors under any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

        SECTION 10.5    Survival.    The obligations of the Borrower under Sections 2.6.7, 4.3, 4.5, 4.6, 4.7, 10.3 and 10.4, and the obligations of the Lenders under Sections 9.1 and 2.6.7, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in each Loan Document to which it is a party shall survive the execution and delivery of such Loan Document.

        SECTION 10.6    Severability.    Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7    Headings.    The various headings and table of contents of each Loan Document are inserted for convenience only and shall not affect the meaning, construction or interpretation of this Agreement or any other Loan Document or any provisions hereof or thereof.

        SECTION 10.8    Execution in Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Administrative Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 10.9    Governing Law; Entire Agreement.    This Agreement, and the rights and obligations of the parties under this Agreement, shall be governed by, and construed and interpreted in accordance with, the law of the state of New York. The Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders and supersede any and all prior agreements and understandings, oral or written, relative or with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Issuing Lender or any Lender relative to subject matter hereof not expressly set forth or referred to in the Loan Documents.

        SECTION 10.10    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

          (a)   the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, all Issuing Lenders and all Lenders; and

          (b)   the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

        SECTION 10.11    Sale and Transfer of Loans; Participations in Loans.    Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with this Section 10.11.

          SECTION 10.11.1    Assignments.

            (a)   Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Person (an "Assignee"), with the consent of the Administrative Agent, each Issuing Lender and, except at any time a Default or Event of Default shall have occurred and be continuing, the Borrower (which consent, in each case, shall not be unreasonably withheld or delayed), all or any part of its rights and obligations under this Agreement pursuant to an Assignment Agreement, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate or Approved Fund thereof) shall be in an aggregate principal amount of less than $3,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment), unless otherwise agreed by the Borrower, the Administrative Agent and each Issuing Lender and; provided, further, that after giving effect to any such assignment the assigning Lender shall have Loans or Commitments remaining of at least $3,000,000 in the aggregate amount (other than in the case of an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment Agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with Loans and Commitments as set forth therein, and (ii) the Assignor thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Any assignment or sale that does not comply with this clause (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11.2.

            (b)   The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to on Schedule 1.1(b) a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or the Commitments, as the case may be, recorded therein for all purposes of this Agreement notwithstanding notice to the contrary. Any assignment of any Loan or any Commitment shall be effective only upon appropriate entries with respect thereto being made in the Register.

            (c)   Upon its receipt of an Assignment Agreement executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.11.1(a), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (unless waived by the Administrative Agent in its discretion and provided that only one such fee shall be payable in the case of simultaneous assignments to two or more Approved Funds of a single Lender), the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

            (d)   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.11.1 concerning assignments of Loans and Commitments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

            (e)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i)  nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the related Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.11.1, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 10.11.1(e) may not be amended without the written consent of each SPC. The Granting Lender, such SPC and any assignee of such SPC shall comply with the requirements of Section 4.7 as Lender.

          SECTION 10.11.2    Participations.    With notice to the Borrower and the Administrative Agent, any Lender may at any time sell to one or more Persons (each of such Persons being herein called a "Participant") participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that:

            (a)   no participation contemplated in this Section 10.11.2 shall relieve such Lender from its Loans, Commitments or other obligations under any Loan Document;

            (b)   such Lender shall remain solely responsible for the performance of its Loans, Commitments and such other obligations;

            (c)   the Borrower, the Administrative Agent and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each of the Loan Documents;

            (d)   no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except as provided in clause (f) of this Section 10.11.2;

            (e)   the Borrower shall not be required to pay any amount under Sections 2.6.7, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 10.3 and 10.4, that is greater than the amount which it would have been required to pay had no participating interest been sold;

            (f)    in no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, extend the due date of such principal, interest or fee payments or increase the amount or extend the Maturity Date of such Loans or Commitments, in each case to the extent subject to such participation;

            (g)   the Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 4.10 as fully as if it were a Lender hereunder; and

            (h)   the Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.6 and 4.7 with respect to its participation in the Loans and Commitments outstanding from time to time as if it was a Lender; provided that, in the case of Section 4.7, such Participant shall have complied with the requirements of said Section, as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        SECTION 10.12    USA Patriot Act.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        SECTION 10.13    Other Transactions.    Nothing contained herein shall preclude the Administrative Agent, any Issuing Lender or any other Lender from engaging in any transaction, in addition to those contemplated by any Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 10.14    Submission To Jurisdiction; Waivers.    Each of the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders hereby irrevocably and unconditionally:

          (a)   submits for itself and its property in any legal action or proceeding relating to the Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 1.1(b) or at such other address of which the Administrative Agent shall have been notified pursuant to Section 10.2;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

        SECTION 10.15    WAIVERS OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.16    Non-Recourse Persons.    The Lenders acknowledge that no Non-Recourse Person shall have any responsibility or liability for the Obligations.

        SECTION 10.17    Acknowledgments.    The Borrower hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

          (b)   neither the Administrative Agent, any Issuing Lender nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with any of the Loan Documents, and the relationship between Administrative Agent, the Issuing Lenders and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created by any of the Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        SECTION 10.18    Confidentiality.    Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any Issuing Lender, any other Lender or any Affiliate of any Lender, (b) to any transferee or prospective transferee that agrees to comply with the provisions of this Section 10.18, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy under any Loan Document. Notwithstanding anything herein to the contrary, the Borrower, Administrative Agent, each Issuing Lender and each Lender (and their Affiliates and their respective partners, officers, directors, employees, accountants, attorneys and other advisors, agents and other representatives) may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal tax treatment and any facts that may be relevant to the U.S. federal tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such treatment and tax structure; provided, however, that none of them shall disclose any other information, the disclosure of which is otherwise limited, that is not relevant to understanding the U.S. federal tax treatment or U.S. federal tax structure of the transaction (including the identity of any party and information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

EDISON MISSION ENERGY
By:	/s/ STEVEN EISENBERG Name: Steven Eisenberg Title: Vice President
Address for Notices:
18101 Von Karman Avenue Suite 1700 Irvine, CA 92616 Attention: General Counsel Telecopier No.: (949) 752-1420
Taxpayer Identification Number: 95-4031807

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
2 Penns Way, Suite 110 New Castle, DE 19720 Attention: Laura Quashne Telecopier No: (302) 894-6012

CITICORP NORTH AMERICA, INC., as Issuing Lender
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
388 Greenwich Street, 21st Floor New York, NY 10013 Attention: Sarah Terner Telecopier No.: (212) 921-5947

LENDERS
CITICORP NORTH AMERICA, INC.
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
2 Penns Way New Castle, DE 19720 Attention: Karen Riley Telecopier No.: (212) 994-0847

CREDIT SUISSE FIRST BOSTON, Acting Through Its Cayman Islands Branch
By:	/s/ JAMES P. MORAN Name: James P. Moran Title: Director
By:	/s/ DENISE L. ALVAREZ Name: Denise L. Alvarez Title: Associate
Address for Notices:
One Madison Avenue New York, NY 10010 Attention: Ed Markowski Telecopier No.: (212) 538-6851

JPMORGAN CHASE BANK
By:	/s/ THOMAS L. CASEY Name: Thomas L. Casey Title: Vice President
Address for Notices:
1111 Fannin Street, 10th Floor Houston, TX 77002 Attention: Debra Torres Telecopier No.: (713) 427-6307

KBC BANK, N.V.
By:	/s/ JEAN-PIERRE DIELS Name: Jean-Pierre Diels Title: First Vice President
By:	/s/ ERIC RASKIN Name: Eric Raskin Title: Vice President
Address for Notices:
125 West 55th Street, 10th Floor New York, NY 10019 Attention: Rose Pagan Telecopier No.: (212) 956-5580

LEHMAN COMMERCIAL PAPER INC.
By:	/s/ FRANK P. TURNER Name: Frank P. Turner Title: Authorized Signatory
Address for Notices:
745 Seventh Avenue, 16th Floor New York, NY 10019 Attention: Michael Herr Telecopier No.: (212) 520-0450

UBS LOAN FINANCE LLC
By:	/s/ WILFRED V. SAINT Name: Wilfred V. Saint Title: Director Banking Products Services, US
By:	/s/ JOSELIN FERNANDES Name: Joselin Fernandes Title: Associate Director Banking Products Services, US
Address for Notices:
677 Washington Blvd. 6th Floor South Stamford, CT 06901 Attention: Deborah Porter Telecopier No.: (203) 719-4176

SCHEDULE 1.1(a)
to Credit Agreement

COMMITMENTS

Name of Lender	Commitment
Citicorp North America, Inc.	$19,791,666.67
Credit Suisse First Boston	$19,791,666.67
JPMorgan Chase Bank	$19,791,666.67
KBC Bank, N.V.	$8,333,333.33
Lehman Commercial Paper Inc.	$19,791,666.67
UBS Loan Finance LLC	$12,500,000.00

SCHEDULE 1.1(b)
to Credit Agreement

LENDING OFFICES

Name of Lender	Domestic Office	Eurodollar Office
Citicorp North America, Inc.	388 Greenwich Street New York, NY 10013	388 Greenwich Street New York, NY 10013
Credit Suisse First Boston	11 Madison Avenue 13th Floor New York, NY 10010	11 Madison Avenue 13th Floor New York, NY 10010
JPMorgan Chase Bank	270 Park Avenue New York, NY 10017	270 Park Avenue New York, NY 10017
KBC Bank	125 West 55th Street 10th Floor New York, NY 10019	125 West 55th Street 10th Floor New York, NY 10019
Lehman Commercial Paper Inc.	3 World Financial Center 8th Floor New York, NY 10285	3 World Financial Center 8th Floor New York, NY 10285
UBS Loan Finance LLC	677 Washington Blvd. 6th Floor South Stamford, CT 06901	677 Washington Blvd. 6th Floor South Stamford, CT 06901

SCHEDULE 1.1(c)
to Credit Agreement

Collins Facility Lease Agreements

1.
Facility Lease Agreement (T1), dated as of December 15, 1999 (as amended, supplemented or otherwise modified), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-1 (formerly known as Collins Trust I).

2.
Facility Lease Agreement (T2), dated as of December 15, 1999 (as amended, supplemented or otherwise modified), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-2 (formerly known as Collins Trust II).

3.
Facility Lease Agreement (T3), dated as of December 15, 1999 (as amended, supplemented or otherwise modified), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-3 (formerly known as Collins Trust III).

4.
Facility Lease Agreement (T4), dated as of December 15, 1999 (as amended, supplemented or otherwise modified), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-4 (formerly known as Collins Trust IV).

SCHEDULE 2.6.12
to Credit Agreement

Agreed Alternate Currency Letters of Credit

None

SCHEDULE 7.2.1
to Credit Agreement

Liens

None

QuickLinks

CREDIT AGREEMENT dated as of April 27, 2004